SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Fairchild Semiconductor International, Inc. 82 Running Hill Road South Portland, ME 04106

Notice of Annual Stockholders’ Meeting

and Proxy Statement

DATE	Tuesday, May 4, 2004

TIME	9:30 a.m.

PLACE	Fairchild Semiconductor International, Inc. 82 Running Hill Road South Portland, Maine

WEBCAST	You can listen to the meeting by “webcast” on the Internet. Visit our website at http://www.fairchildsemi.com after April 15 but at least 15 minutes before the meeting to learn how to access the webcast.

ITEMS OF BUSINESS	1. Elect directors (proposal summary at page 3).

2. Amend and approve stock plan (proposal summary at page 6).

3. Ratify independent auditors.

4. Attend to other business that may come before the meeting.

RECORD DATE	March 10, 2004

HOW TO VOTE	• Vote by telephone or on the Internet (if your shares are held by a broker, bank or other nominee);

• Fill in, sign, date and mail the proxy or voting instruction card included with this notice; or

• Attend the meeting in person.

See page 1 of the proxy statement and the proxy or voting instruction card for more information.

IMPORTANT	Please vote as soon as possible to save additional soliciting expense to the company. The proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting.

By order of the board of directors,

Kirk P. Pond	Daniel E. Boxer
Chairman, President	Senior Executive Vice President
and Chief Executive Officer	and Corporate Secretary

March 31, 2004

PROXY STATEMENT

Annual Stockholders’ Meeting

May 4, 2004

PROXY STATEMENT

Why We Are Sending You this Proxy Statement

      The board of directors is soliciting your proxy to vote your shares at the upcoming stockholders’ meeting. As a result, we are required to send you the information in this proxy statement. Our annual report on Form 10-K, which includes our 2003 audited financial statements, as well as our 2003 Summary Report, accompany this proxy statement but they are not incorporated in it and are not to be regarded as part of the proxy solicitation material. This proxy statement and accompanying materials are being mailed to stockholders on or about March 31, 2004.

      The proxy process gives you the opportunity to direct how your shares will be voted, whether or not you attend the meeting in person. If you return the enclosed card, or vote by telephone or on the Internet (if your shares are held by a bank or broker), your shares will be voted according to your instructions. Specify your choices by marking the appropriate boxes on the card. If you sign and return the card without specifying choices, your shares will be voted as recommended by the board of directors.

Your Form of Share Ownership Affects How You Can Vote

      Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or nominee:

      Stockholders of record are those whose shares are registered directly in their names with our transfer agent, EquiServe Trust Co., N.A. These stockholders receive proxy materials directly from our transfer agent and have the right to grant a proxy to the company or to vote in person at the meeting. If you are a stockholder of record, a proxy card is enclosed for your use.

      Beneficial owners are those whose shares are held in a brokerage account or held by another nominee. These shares are often referred to as street name shares. Beneficial owners have the right to direct their brokers or nominees how to vote, and are also invited to attend the annual meeting. If you are a beneficial owner, a voting instruction card is enclosed for you to provide instructions to the broker or nominee holding your shares. However, since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Your Proxy Can Be Revoked

      Signing and returning the proxy card will not affect your right to attend the annual meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, which would cancel any proxies previously given. In addition, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the company, or by filing any instrument revoking your prior proxy. If your shares are held in street name, you must contact your broker or other nominee if you wish to revoke prior voting instructions.

Voting Rights of Stockholders and Other Requirements

      Who May Vote. All holders of Fairchild Semiconductor common stock at the close of business on March 10, 2004 are entitled to vote. On that date there were 119,141,905 shares of common stock outstanding.

      Quorum. The holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. If you return your proxy card or voting instruction card, or vote by telephone or the Internet on any proposal, your shares will be part of the quorum for the meeting.

      Broker Non-Votes. Broker non-votes occur when nominees, such as brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners sufficiently in advance of the meeting. When this happens, brokers may vote those shares, in their discretion, only if they are permitted to do so under New York Stock Exchange rules. For this meeting, brokers that do not receive instructions from their customers may vote in their discretion only on Proposals 1 and 3. On Proposal 2, if you are a beneficial owner and do not give your broker or nominee specific voting instructions, your shares cannot be voted on that proposal, and your shares would then be referred to as “broker non-votes” on that proposal. Broker non-votes will count toward the quorum for the meeting.

      Voting Rights of Stockholders. In the election of directors, stockholders have cumulative voting rights. Under cumulative voting, each stockholder is entitled to as many votes as equals the number of shares of common stock held by that stockholder on the record date multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for a single candidate or may distribute them among two or more candidates as he or she sees fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights. If you vote by proxy, your votes will be cast and cumulated in the proxyholders’ discretion, which may include voting for less than all nominees so as to elect the maximum number of the nominees named on the proxy card, except that none of your votes will be cast for any nominee for whom you instruct that the vote be withheld. If you hold shares beneficially in street name and wish to cumulate your votes, you should contact your broker or nominee. In all matters other than the election of directors, stockholders are entitled to one vote for each share of common stock held.

      Votes Required to Approve Proposals. In the election of directors (Proposal 1), the eleven candidates who receive the most votes will be elected to the available positions on the board. If you vote and are part of the quorum, your shares will be voted for the election of all eleven nominees unless you give instructions to “withhold” votes. Withholding votes and broker non-votes will not influence voting results for Proposal 1. Abstentions may not be specified in the election of directors.

      The proposal to amend the Fairchild Semiconductor Stock Plan (Proposal 2) will be approved if a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor. Broker non-votes will count toward the quorum for the meeting, but they will not count in the number of shares present and entitled to vote on Proposal 2. Therefore, broker non-votes will not affect the outcome of the voting on Proposal 2.

      The proposal to ratify the appointment of KPMG LLP as our independent public auditors for 2004 (Proposal 3) will be approved if a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor.

      Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present.

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal 1.     Election of Directors.

Proposal Summary

      The following incumbent directors have been nominated for election for one year terms and until their successors are elected and qualified:

Name	Age	Position

Kirk P. Pond	59	Chairman, President and CEO
Joseph R. Martin	56	Vice Chairman, Senior Executive Vice President
Charles P. Carinalli	55	Principal, Carinalli Ventures
Richard M. Cashin, Jr.	50	Managing Partner, One Equity Partners
Charles M. Clough	75	Former Chairman and CEO, Wyle International
Robert F. Friel	48	Senior Vice President and CFO, PerkinElmer, Inc.
Thomas L. Magnanti	58	Institute Professor and Dean of Engineering, Massachusetts Institute of Technology
Bryan R. Roub	62	Senior Vice President and CFO, Harris Corporation
Paul C. Schorr IV	36	Managing Partner, Citigroup Venture Capital Equity Partners
Ronald W. Shelly	60	Former President, Solectron Texas
William N. Stout	65	Former Chairman and CEO, Sterling Holding Company

      Unless otherwise specified by stockholders, proxies will be voted for these eleven nominees. Each nominee has consented to his nomination and, to our knowledge, will serve as a director if elected. If a nominee becomes unavailable before the election, proxies may be voted for other persons recommended by the board. Proxies cannot be voted for more than eleven persons. The persons named on the proxy card will have discretionary authority to vote proxies cumulatively in the election of directors. Details on each nominee follow below.

      The board of directors recommends voting “for” the above nominees.

Kirk P. Pond, age 59, Chairman of the Board of Directors, President and Chief Executive Officer.

      Mr. Pond became a director in March 1997 and has been President of Fairchild Semiconductor since June 1996. He has over 30 years of experience in the semiconductor industry. Prior to the company’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, most recently Executive Vice President and Chief Operating Officer. Prior executive management positions were with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation. Mr. Pond is a Director of the Federal Reserve Bank of Boston.

Joseph R. Martin, age 56, Vice Chairman of the Board of Directors and Senior Executive Vice President.

      Mr. Martin became Senior Executive Vice President and Vice Chairman of the Board in April 2003. Mr. Martin has been a director since March 1997 and had held the position of Executive Vice President and Chief Financial Officer since June 1996. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Martin had held several executive positions with National Semiconductor since 1989, most recently as Vice President of Finance, Worldwide Operations. Prior to joining National Semiconductor,

Mr. Martin was Senior Vice President and Chief Financial Officer of VTC Incorporated. He is a director of Brooks Automation, Inc. and SynQor, Inc.

Charles P. Carinalli, age 55, Principal, Carinalli Ventures.

      Mr. Carinalli became a director in February 2002. He has over 30 years of experience in the semiconductor industry. From 1999 to 2001 he was Chairman and Chief Executive Officer of Adaptive Silicon Inc. From 1996 to 1999 he was President and CEO of Wavespan Corporation. He previously worked in several management and executive positions with National Semiconductor Corporation from 1970 to 1996, including as Senior Vice President and Chief Technical Officer from 1992 to 1996. Mr. Carinalli is a director of Extreme Networks, Inc. and Z-force, Inc.

Richard M. Cashin, Jr., age 50, Managing Partner, One Equity Partners.

      Mr. Cashin became a director in March 1997. Since April 2001, Mr. Cashin has been the Managing Partner of One Equity Partners, the private equity group of Bank One. From April 2000, he was a principal of Cashin Capital Partners, a private equity investment firm. From 1980 to 2000, Mr. Cashin was employed by Citicorp Venture Capital Ltd., where he was President from 1994 to 2000. Mr. Cashin is a director of Delco Remy International, Titan Wheel International and Quintiles Transnational Corp.

Charles M. Clough, age 75, former Chairman and Chief Executive Officer, Wyle International.

      Mr. Clough became a director in January 2001. Until his retirement in 1995, he was employed by Wyle Electronics where he served as Chief Executive Officer and Chairman of the Board. Prior to joining Wyle Electronics, Mr. Clough served 27 years with Texas Instruments, Inc. most recently as Vice President. He is a director of Altera Corporation.

Robert F. Friel, age 48, Senior Vice President and Chief Financial Officer, PerkinElmer, Inc.

      Mr. Friel became a director in March 2004. He has been Chief Financial Officer of PerkinElmer, Inc., a life sciences, medical imaging and fluid sciences company with 2003 revenues of approximately $1.5 billion, since 1999. Prior to joining PerkinElmer, Mr. Friel spent 19 years with AlliedSignal, Inc., now Honeywell International, progressing through a series of financial management positions, most recently as Corporate Treasurer.

Thomas L. Magnanti, age 58, Institute Professor and Dean of Engineering, Massachusetts Institute of Technology.

      Professor Magnanti became a director in September 2003. He has been a faculty member at the Massachusetts Institute of Technology since 1971 and Dean of Engineering since 1999. He was a founding co-director of MIT’s Leaders for Manufacturing and Systems Design and Management Programs. His research and teaching interests focus on large-scale optimization, with applications to production planning and scheduling, transportation planning, facility location, logistics and communication systems design. He is a director of Emptoris and the Ford Design Institute.

Bryan R. Roub, age 62, Senior Vice President and Chief Financial Officer, Harris Corporation.

      Mr. Roub became a director in March 2004. Since 1984 he has been Senior Vice President and Chief Financial Officer of Harris Corporation, an international communications equipment and systems company. He was previously Executive Vice President-Finance at Midland-Ross Corporation. Prior to that he was a member of the audit staff of Ernst and Ernst. He is a past Chairman of the Financial Executives Institute (FEI) and a member of the American Institute of CPAs.

Paul C. Schorr IV, age 36, Managing Partner, Citigroup Venture Capital Equity Partners.

      Mr. Schorr became a director in March 1997. He has been employed by Citigroup Venture Capital Equity Partners since 1996, where he was a Vice President until being named a Managing Director in January 2000 and a Managing Partner in December 2000. Prior to joining Citigroup Venture Capital, Mr. Schorr was employed by McKinsey & Company, Inc. from 1993 to 1996 as an associate and then as an engagement manager. He is a director of AMI Semiconductor, Inc., Worldspan, L.P. and ChipPAC, Inc.

Ronald W. Shelly, age 60, former President, Solectron Texas.

      Mr. Shelly became a director in June 1998. Until 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until his retirement. Mr. Shelly has more than 30 years experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President of Custom Manufacturing Services. He currently serves as a director of Symtx.

William N. Stout, age 65, former Chairman and Chief Executive Officer, Sterling Holding Company.

      Mr. Stout became a director in March 1997. He was Chairman and Chief Executive Officer of Sterling Holding Company, an affiliate of Citicorp Venture Capital Ltd., and Sterling’s subsidiaries from 1988 through 2001. Sterling is engaged, through subsidiaries including Trompeter Electronics Inc. and Semflex, Inc., in the manufacture and sale of coaxial connectors, coaxial cable and coaxial cable assemblies. He is a director of Corona Optical Systems.

Proposal 2. Amend and Approve the Fairchild Semiconductor Stock Plan.

Proposal Summary

      We propose to amend the Fairchild Semiconductor Stock Plan to:

•	add 1,893,169 shares (1.6% of shares outstanding on the record date), enough to allow for expected grants this year;

•	increase the limit on full-value (i.e., non-option) awards by 110,000 shares, approximately enough to allow for expected grants this year;

•	remove one of the exceptions that permits below-fair-market-value option exercise prices; and

•	make other immaterial amendments, all as further described below.

      A detailed summary of the plan and proposed amendments follows below. A complete copy of the plan, as we propose to amend it, is attached as Exhibit A. You are urged to read this entire proposal and the complete plan document. Because this plan has not previously been approved by stockholders, we are seeking stockholder approval of the complete plan, as we propose to amend it.

      We believe the plan as proposed to be amended is necessary to remain competitive and retain stockholder value. We explain our reasons under “Why We Believe You Should Vote For this Proposal” below.

Selected Related Data, as of March 10, 2004:

	Exercisable	Non-exercisable	Total

Stock options outstanding under all plans	11,852,169	9,248,065	21,100,234
Deferred stock units outstanding under all plans	—	249,177	249,177
Other deferred stock units outstanding*	81,250	243,750	325,000
Shares of common stock outstanding (undiluted)			119,141,905
Shares available for stock option and other equity awards, all plans			2,808,532
Maximum number of shares remaining available for full-value equity awards (DSUs and restricted shares), all plans			129,819

*	Reflects a one-time, succession-related grant to the CEO; see “Employment Agreements — Kirk P. Pond” below.

      The board of directors recommends voting “for” this proposal.

     Why We Believe You Should Vote for This Proposal.

      The board of directors recommends that stockholders approve this proposal because it believes the company’s continued ability to grant stock options, deferred stock units and other equity-based awards will be important for the company to continue to compete for key employee talent against other semiconductor companies. We also believe that our equity award practices are within the mainstream of those at peer semiconductor companies, and at a level that appropriately balances the company’s need for effective equity-based compensation with stockholders’ interests in minimizing the dilution caused by options and other equity awards. Our plan is a broad-based plan that we believe delivers value and effective incentives to its approximately 3,285 participants, of whom 99.4% are not executive or other officers of the company. The chart on page 11 shows the distribution of awards among the plan participants last year. In addition, based on the exercise prices of currently outstanding options, and the modifications we have made to our award practices, we expect our total option overhang (defined below) to remain at or below current levels. Readers are cautioned, however, that this expectation assumes that our stock price will remain at least at or near levels observed in the first quarter of 2004. If our stock price declines below these levels then we would not expect the overhang to decline, since more options would fall out of the money and, as a result, not be exercised.

      Based on research performed by outside consultants retained by and reporting to the compensation committee, we believe that the semiconductor industry will continue to use broad-based equity plans as an integral part of total compensation, and that stock options and stock appreciation rights will continue to be the primary equity compensation vehicle for semiconductor companies. We believe this trend will continue if and when issuers are required to include stock option expense in the calculation of net income under generally accepted accounting principles, as proposed. We compete for senior management and other key employees, including product line managers, semiconductor design engineers and field application engineers, against a broad group of direct competitors and leading industry players in the Silicon Valley, other U.S. locations, Korea and elsewhere in Asia and Europe. As a result, we expect to continue providing options and other awards as a key component of total compensation to attract and retain our key employees.

      Although we believe that semiconductor companies will continue to use equity awards generally and stock options specifically as equity compensation, our outside research has also shown that companies in our industry are generally granting fewer awards mainly due to a less competitive job market in key geographic areas caused by the most recent economic downturn, but also reflecting investor concerns about dilution and corporate equity compensation practices generally. We believe we responded to this development early by reducing the size of our award grants last year and changing our award practices, while continuing to provide awards at a competitive level. If business conditions continue to improve in the semiconductor industry as they have in the past two fiscal quarters, and if, as a result, the employment market becomes more competitive for employers, we may see increased pressure to grant additional awards in response to competitors’ actions. In the absence of such a trend, however, we will continually work to keep our annual rate of award grants (commonly know as the “run rate”) at the most efficient levels for our stockholders while still being able to attract, retain and motivate the best possible talent throughout our organization. Proposal 2 contemplates a level of awards over the next year of approximately 3.5% to 4.0% of our total (undiluted) shares outstanding.

      The following table shows our equity award practices compared to those of our peer group comprised of 15 semiconductor companies over the past four years by run rate and overhang.

	Annual Run Rates
					Fully Diluted	Fully Diluted
Percentile of Companies in Peer Group	2003	2002	2001	2000	Option Overhang	Total Overhang

25th Percentile	1.6%	2.6%	3.2%	3.5%	9.7%	15.5%
Average	3.3%	4.8%	5.5%	4.9%	14.4%	19.7%
50th Percentile	3.9%	5.1%	4.8%	5.0%	14.6%	20.4%
75th Percentile	5.2%	6.8%	5.9%	6.3%	18.3%	23.3%
Fairchild Semiconductor	3.3%*	5.5%	6.5%	6.5%	15.2%	16.9%*

*	Does not include a one time succession-related grant to the CEO; see “Employment Agreements — Kirk P. Pond” below.

“Fully diluted option overhang” is defined as the total number of options outstanding plus shares available for future grant, divided by the number of shares outstanding plus options outstanding plus shares available for future grant. “Fully diluted total overhang” is defined as the total number of options and other awards outstanding plus shares available for future grant, divided by the number of shares outstanding plus options and other awards outstanding plus shares available for future grant. Data are as of the ends of the last completed fiscal years for peer group companies and as of February 3, 2004 for Fairchild Semiconductor.

Source: Mellon Human Resources and Investor Solutions research and company data.

      Our fully diluted total overhang at March 10, 2004 was 17.1%. The following graphic shows the distribution of the exercise prices of our outstanding stock options as of March 10, 2004, and the fair market value of the price of our common stock on that date and one year earlier. Since substantially more outstanding options were in the money this year compared to a year ago, we expect our overhang to remain the same or be reduced as more employees exercise their vested stock options, provided our stock price remains at or above its first quarter 2004 level. This expectation should not be read as a forecast or prediction about the value or performance of our common stock.

      In addition to granting fewer awards, we have also modified our award practices. Responding to recent changes in corporate compensation trends, the compensation committee and the board of directors, with the assistance of outside consultants retained and reporting to the compensation committee, evaluated the company’s compensation strategy in an effort to ensure conformance with best practices. As a result of these efforts, in 2003 the committee recommended to the board that the company utilize alternative methods of delivering equity-based compensation awards. The changes made to the stock plan in 2003 were the result of the committee’s efforts to balance the company’s need for attractive equity incentives for employees with its commitment to maintaining sound corporate governance practices and maximizing stockholder value. Some of the elements of this strategy can be found in the plan features listed below. In addition, the committee has placed more emphasis on deferred stock units and other alternatives to traditional stock options. The committee will remain focused on achieving the most optimum use of the plan as a compensation tool, while recognizing the cost to the company’s stockholders. The following is a list of plan features that the board of directors believes are consistent with the interests of stockholders and sound corporate governance practices:

•	No Repricings Without Stockholder Approval. The plan prohibits the repricing of stock options without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) as well as indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

•	Limited Discounting of Stock Options. The plan currently limits granting stock options with exercise prices lower than the fair market value of the company’s common stock on the grant date. We propose to eliminate this ability entirely, except in the case of performance-based options where exercise prices are tied to performance measures, such as an index that relates the company’s stock price performance to that of its peers.

•	Limited Ability to Grant Full-Value (i.e., Non-Option) Awards. The number of shares that may be issued during the term of the plan under “full-value awards” (meaning awards that are other than stock options and SARs), is limited under the plan to 500,000 shares. Through March 10, 2004 we had granted 250,178 such awards under the plan, of which 249,177 were outstanding. We propose to increase this cap to 610,000 shares, which is enough to allow us to grant the number of full-value awards that the board of directors believes are necessary to remain competitive over the next year.

•	Vesting Restrictions on Restricted Stock and DSUs. Grants of restricted stock and DSUs that are not performance-based must have vesting periods over at least three years. If the awards are performance-based, then vesting must be at least one year.

•	Non-Discretionary Option Grants to Non-employee Directors. Grants to non-employee directors are not subject to management discretion, but rather are non-discretionary and specified in the plan. (Non-employee directors can elect to receive DSUs in exchange for their annual cash retainers.)

•	Administration. The plan is required to be administered by an independent committee of the board of directors.

      In addition to changes to the plan described above, the plan has also been amended to correct typographical errors, provide for consistency across provisions and clarify or correct cross references.

In summary, the board of directors believes that Proposal 2 is necessary to remain competitive in our industry and that the proposal is consistent with the company’s compensation policy for senior management and employees (see “Executive Compensation — Report of the Compensation Committee” below). Accordingly, the board of directors recommends that stockholders vote “for” this proposal.

      A summary of the plan, as we propose to amend it, follows.

Background and Purpose of the Plan

      The plan was adopted by our board of directors on February 26, 2003 and became effective on March 3, 2003. The plan integrated and restated all previously adopted stock option plans of the company, except the 2000 Executive Stock Option Plan, which is the only other equity plan we have in effect; see “Securities Authorized for Issuance Under Equity Compensation Programs” below. All of the other plans that were integrated into this plan have been frozen, and awards will no longer be made under those other plans. The purpose of the plan is to provide directors, officers and employees with incentives for the future performance of services that are linked to the profitability of the company’s businesses and to the interests of its stockholders. The plan is also intended to encourage officers, employees, non-employee directors and individual consultants to own company stock, so that they may establish or increase their proprietary interest in the company and align their interests with the interests of the stockholders.

Description of Principal Features of the Plan

      The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Exhibit A. Stockholders are urged to read the plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

      Types of Awards Under the Plan. The plan allows the following types of awards:

•	Stock options (both incentive stock options (ISOs) and “non-qualified” stock options);

•	Stock appreciation rights (SARs), alone or in conjunction with stock options;

•	Shares of restricted stock;

•	Deferred stock units (DSUs);

•	Tax offset bonuses; and

•	Other stock-based awards.

      Administration. The plan is administered by the compensation committee of the board of directors. Members of the compensation committee may be replaced by the board of directors. The committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	Determine who is eligible to receive a grant under the plan and the specific provisions of such a grant (which need not be identical), such as:

•	The number of shares of common stock covered by the grant;

•	The exercise price of a stock option;

•	The strike price of a SAR;

•	Any vesting condition, restriction or limitation, which may be related to the performance of the participant, the company or any subsidiary or affiliate; and

•	Any vesting acceleration or forfeiture waiver regarding any grant.

•	Make or change any rules for the administration of the plan;

•	Accelerate the exercisability of an outstanding option or award; and

•	Terminate restrictions on outstanding restricted stock.

All decisions and actions of the committee are final. Subject to certain limitations, the committee has the authority to delegate the administration of the plan, and the plan permits the company’s board of directors to exercise the committee’s powers, other than with respect to matters required by law to be determined by the committee. The compensation committee does not have the authority to reduce the exercise price for any option by repricing or replacing such option unless the company has obtained the prior consent of its stockholders.

      Stock Subject to Plan. As of March 10, 2004, a total of 19,575,709 stock options were outstanding under the plan, of which, 11,394,987 were exercisable. In addition, a total of 249,177 DSUs were outstanding under the plan on that date, none of which were vested. The number of shares remaining available for plan awards at March 10, 2004 was 2,680,434. The board believes it is necessary to add 1,893,169 shares to the plan to satisfy projected grants under the plan for the next year.

      Under the current plan, no more than a total of 500,000 shares may be issued under “full value awards”, namely restricted stock, DSU and other non-option awards. The board believes it is necessary to add 110,000 shares to this cap to satisfy projected grants of these types of awards for the next year.

      Shares of common stock issued under the plan may be either authorized and unissued shares or previously issued shares acquired by the company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the plans that were integrated into this plan), in whole or in part, the number of shares of common stock subject to such award again become available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. Under the plan, no single participant may be granted stock options and SARs covering more than 2,000,000 shares of common stock in any fiscal year, and no more than 500,000 shares of restricted stock and DSUs, or other performance based awards that are Qualified Performance Based Awards (constituting performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code) may be granted to any participant in any fiscal year. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is 1,000,000 shares.

      In the event of any change in capitalization of the company, such as a stock split, corporate transaction, merger, consolidation, separation, spin off, or other distribution of stock or property of the company, the committee or board may make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan, or such other equitable substitution or adjustments as it may determine to be appropriate.

      Eligibility. Only employees (including officers), non-employee directors and certain individual consultants of Fairchild Semiconductor and its present or future subsidiaries and affiliates are eligible for grants under the plan, provided that the only grants that may be made to non-employee directors will be options, restricted stock and DSUs. The board has identified these classes of individuals as those whose services are linked most directly to the profitability of the company’s businesses and to the interests of its stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the compensation committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the company and such other factors as the committee deems relevant in connection with accomplishing the purpose of the plan. Approximately 1,500 individuals will be eligible to participate in the plan as amended should it be approved by the stockholders, provided the participants continue to be associated with the company or its subsidiaries or affiliates.

      The following table shows the number of shares underlying grants of all types of awards under the plan during the last completed fiscal year to each executive officer named in the Summary Compensation Table in this proxy statement, all executive officers (including those not named in the Summary Compensation Table) at the end of the year as a group, all non-executive directors at the end of the year as a group, and all employees, including all current officers who are not executive officers, as a group:

Fairchild Semiconductor Stock Plan

	Total Number	Percentage
	of Options and	of
Name And Position	DSUs Granted	Total

Kirk P. Pond	333,334	8.5%
Chairman of the Board of Directors, President and Chief Executive Officer(1)
Joseph R. Martin	—	—
Vice Chairman of the Board of Directors and Senior Executive Vice President(2)
Daniel E. Boxer	—	—
Senior Executive Vice President and Secretary(2)
Hans Wildenberg	186,667	4.8%
Former Chief Operating Officer(3)
Laurenz Schmidt	46,667	1.2%
Executive Vice President, Global Operations
Executive Group
(including shares described above)	1,244,350	23.4%
Non-Executive Director Group	110,000	2.6%
Non-Executive Officer Employee Group	2,892,550	73.8%

(1)	Does not include a one-time succession-related grant of 325,000 DSUs outside the plan to Mr. Pond; see “Employment Agreements — Kirk P. Pond” below.

(2)	Mr. Martin and Mr. Boxer received grants of options to purchase 200,000 shares and 100,000 shares, respectively, in November 2002 under amendments to their employment agreements, in lieu of receiving grants in 2003. Neither has received deferred stock units. See “Employment Agreements — Joseph R. Martin and Daniel E. Boxer” below.

(3)	Resigned in February 2004.

      Non-Employee Director Grants. Grants to non-employee directors are not subject to management discretion, but rather are specified in the plan. (Non-employee directors can elect to receive DSUs in exchange for their annual cash retainers.) Each non-employee director receives an award of stock options to purchase not more than 20,000 shares of common stock upon his or her first election or appointment to the board, which is immediately exercisable in full on the grant date. In addition, each non-employee director receives an annual award of stock options to purchase not more than 15,000 shares of common stock, which is exercisable in full beginning one year following the date of grant. Grants of stock options to non-employee directors are and will be made only in accordance with the foregoing terms.

      Terms and Conditions of Stock Options. Stock options granted to participants other than non-employee directors may be granted alone or in addition to other awards granted under the plan and may be of two types, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to be incentive stock options. All options granted by the company have been non-qualified stock options. All stock options granted under the plan are evidenced by a written agreement between the company and the participant, which provides, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, as well as and other terms and conditions.

      Subject to the express provisions of the plan, options generally may be exercised over such period, in installments or otherwise, as the compensation committee may determine. If the committee provides that any stock option is exercisable only in installments, the committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the committee may at any time accelerate the exercisability of any stock option.

      The exercise price for any stock option granted may not be less than the fair market value of the common stock subject to that option on the grant date. The plan currently provides two exceptions to this requirement, one of which we are proposing to eliminate. This exception permits the exercise price to be less than fair market value on the grant date if the exercise price is at least 85% of that value and the discount is expressly granted in lieu of an equivalent amount of salary or cash bonus. We do not propose to modify the only other exception, which allows the exercise price to be less than fair market value on the grant date if the exercise price is determined after the date of grant based on the achievement of performance goals or the relative value of the common stock as compared to an index of the capital stock of other companies determined by the compensation committee. The exercise price must be paid at the time of exercise in cash, unrestricted shares of the company’s common stock (if approved by the committee), a combination of cash and shares or a cashless exercise procedure in compliance with applicable law.

      Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, or in certain cases to a trust or partnership solely for the benefit of a family member for estate planning purposes.

      Following termination of employment, options are generally exercisable for 30 days, except if the termination is the result of the option holder’s death or disability or qualifying retirement, in which cases vested options can be exercised for five years, or if the termination is the result of an involuntary termination not for cause, in which case the exercisability period is 90 days. If the termination is for cause, all options automatically terminate. If an option holder’s employment is terminated not for cause or is terminated for good reason within 24 months following a change in control, the option holder will generally have at least one year from the date of termination to exercise vested options. In all cases individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.

      Upon receiving notice that a participant is exercising an option, the committee may elect to cash-out all or a portion of the shares for which the option will be exercised by paying the participant an amount, in cash or common stock, equal to the spread between the fair market value of the stock and the exercise price of the option, multiplied by the number of shares for which the option is being exercised. In certain events, the committee may permit option holders to cash-out any unexercised options under similar procedures within

60 days after a change in control. In addition, the committee may establish procedures to allow option holders to defer receipt of the stock to be received upon the exercise of an option.

      Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). As of March 10, 2004, we had not granted any SARs. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as for exercise price of options. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in common stock, cash, or a combination of common stock and cash, at the committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.

      A participant may exercise a freestanding SAR in the manner determined by the committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See “Terms and Conditions of Stock Options” for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable.

      Terms and Conditions of Restricted Stock, Deferred Stock Units (DSUs) and Other Stock Based Awards. A restricted stock award is an award of common shares with restrictions that lapse in installments over a vesting period following the grant date. A DSU gives a holder the right to receive vested common shares or cash at a later date (settlement date) selected by the participant at the time of the grant. A DSU is similar to a restricted stock award, except that vested shares or cash are not received until the settlement date, providing an opportunity for participants to defer the U.S. federal tax impact of receiving the shares. DSUs may be granted in award cycles, namely periods over which the DSUs are to be earned by the participant. The compensation committee may grant other stock-based awards which are valued in whole or in part based on the company’s common stock, subject to the limitations set forth in the plan, as discussed below. The committee will determine the form and terms of these other stock-based awards which may include, for example, performance shares or performance units.

      Shares of restricted stock and DSUs may be awarded either alone or in addition to other awards granted under the plan. The compensation committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan. The total number of shares of common stock that can be delivered under the plan in connection with awards of restricted stock, DSUs and other stock-based awards, cannot exceed 500,000 during the term of the plan. We propose to increase this cap by 110,000 shares to 610,000 shares, just enough to allow for expected grants this year. Also, no more than 500,000 shares of restricted stock and DSUs that are performance based awards may be granted to any participant in any fiscal year of the company.

      Grants of restricted stock, DSUs and other stock-based awards are subject to vesting during a restriction period over at least three years, and if vesting is performance-based, no part of the grant may vest in the first year from the date of grant, provided that other stock-based awards may instead be granted in lieu of cash compensation payable to the participant.

      The continued service of the participant with the company or any of its subsidiaries or affiliates through the vesting date or dates will be a condition of vesting of restricted stock and DSUs, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability, or termination by the company without cause or by the participant for good reason. The conditions for grant or vesting and the other provisions of restricted stock and DSU awards (including any applicable performance goals) need not be the same with respect to each recipient.

      The recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the company holding the type of shares that are the subject of the restricted stock, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the committee and reinvested in additional restricted stock).

      In the case of restricted stock awards, unless otherwise provided in the applicable award agreement or the plan, upon a participant’s termination of employment for any reason during the restriction period or before the applicable performance goals are satisfied, all shares still subject to restriction will be forfeited by the participant.

      Non-employee directors may elect to defer 100% of their annual cash retainer for services as a director and receive DSUs at a 25% discount. The discount is subject to vesting over the one-year period following the grant. See “Director Compensation” for details.

      Tax Bonuses. At the time an award is granted, the committee may grant a participant the right to receive an additional cash bonus to be paid at the time an award results in income tax for the participant in an amount equal to such tax.

      Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock Units and Other Stock Based Awards. The committee may specify certain performance criteria which must be satisfied before stock options, stock appreciation rights, restricted stock, deferred stock units and other stock based awards will be granted or will vest. The committee may not waive, in whole or in part, any performance goals or any restrictions applicable to a restricted stock or DSU award, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability, or termination by the company without cause or by the participant for good reason.

      “Performance goals” means the specific objectives that may be established by the compensation committee, from time to time, with respect to a grant, which objectives may be based on the attainment of specified levels of one or more of the following measures, as applicable: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), EBIT, cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or stockholder return. Where applicable, the performance goal may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the company relative to a market index, a group of other companies or a combination thereof, all as determined by the compensation committee. Performance goals may relate to the performance of a business unit, product line, division, territory, or the company or a combination thereof. Performance goals established by the compensation committee may be different with respect to different grantees. The compensation committee has the authority to make equitable adjustments to any performance goal.

      With respect to grants made to executive officers, the vesting or payment of which are to be made subject to performance goals, the compensation committee may comply with the applicable provisions of section 162(m) of the Internal Revenue Code, including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grantees who are not executive officers, performance goals may also include such individual or subjective performance criteria as the compensation committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable.

      Change In Control. Unless the committee determines otherwise in an award agreement, in the event of a change in control (as defined in the plan) of the company, all:

•	stock options, SARs or other awards that are not exercisable and vested will become fully exercisable and fully vested;

•	restrictions on outstanding awards of restricted stock or other awards will be immediately canceled; and

•	DSUs will be considered to be earned and payable in full, any deferral or other restriction will lapse, and all DSUs will be settled in cash as promptly as practicable following the change in control.

      Amendment and Termination. The board of directors has the right to amend, alter, suspend, or terminate the plan at any time, provided that no material amendment may be made without stockholder approval, and no other amendment or alteration, or any suspension, discontinuation or termination will be made without stockholder approval if the approval is required by applicable law, regulatory requirement or stock exchange or accounting rules, or if the board deems it necessary or desirable to qualify for or comply with any tax, applicable law, stock exchange, accounting or regulatory requirement. In addition, no such amendment, alteration, suspension, discontinuation or termination can be made, except as required by applicable law or stock exchange or accounting rules, without the consent of a participant if that action would impair the participant’s rights under any award. Unless earlier terminated by the board of directors, the plan will continue in effect until May 4, 2014.

      Repricings. The plan prohibits the repricing of stock options without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) as well as indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

The following tax description is required by SEC regulations:

      U.S. Federal Income Tax Consequences. The following tax discussion is a brief summary of current U.S. federal income tax law as of March 2004. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions such as estate on gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

      The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. The company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

      Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

      In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of common stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” The company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

      If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. The company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

      Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

      Potential Limitation on Company Deductions. Internal Revenue Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable U.S. Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a)(i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the options is no less than the fair market value of the stock on the date of the grant; or (b) the option is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal approved by stockholders and established by the compensation committee while the outcome is substantially uncertain. The plan is designed to allow grants of stock options that are “performance based” within this definition.

      Excess Parachute Payment. As noted above, the plan generally provides for accelerated vesting or payment of an award in connection with a change in control of the company. In the event that occurs and depending upon the individual circumstances of the participant, those benefits may constitute “excess parachute payments” under the golden parachute tax provisions of the Code. Pursuant to those provisions, an employee will be subject to a 20% excise tax on any parachute payments, and the company will not be permitted to take a deduction for those payments.

Proposal 3.	Ratify Appointment of KPMG LLP as Independent Auditors of the Company for 2004.

      The audit committee, comprised of independent members of the board, has appointed KPMG LLP as independent auditors of the company for the 2004 fiscal year ending December 26, 2004. In taking this action, the audit committee considered carefully KPMG LLP’s performance for the company in that capacity since its retention in 1997, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the audit committee has sole authority to appoint auditors, the members of the audit committee value stockholders’ views on the company’s independent auditors. For this reason, there will be presented at the annual meeting a proposal for ratification of the appointment of KPMG LLP. The audit committee believes ratification is advisable and in the best interests of the stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the annual meeting of stockholders, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Independent Public Auditors

Disclosure of Auditor Fees

      The following table shows the fees billed to the company by KPMG LLP during the two years ended December 28, 2003, and December 29, 2002:

Type of Fee	2003	2002

Audit Fees — fees for KPMG’s audit of the company’s annual consolidated financial statements, its review of consolidated financial statements included in our quarterly reports on Forms 10-Q, services provided in connection with regulatory filings with the SEC, and strategic audits for foreign subsidiaries	$814,353	$803,590
Audit-Related Fees — fees for advisory services related to Section 404 of the Sarbanes-Oxley Act of 2002	$107,247	$—
Tax Fees — fees for professional services related to tax compliance, tax advice or tax planning, primarily for non-U.S. locations	$26,300	$27,500
All Other Fees — fees paid by the company to KPMG for permitted internal audit services	$—	$365,391

Pre-approval of Independent Auditor Fees

      The audit committee of the board of directors has adopted a pre-approval policy under which the audit committee approves in advance all audit and non-audit services to be performed by the company’s independent auditors. Pursuant to this policy, the audit committee has approved retaining the independent auditors to perform certain specified non-audit but audit-related services, provided that each such service is for a fee of less than $50,000, and also provided that all such pre-approved services are reviewed at the first audit committee meeting following the retention in question. Any other engagement for non-audit services must be specifically pre-approved by the audit committee.

      The audit committee of the board of directors recommends voting “for” the ratification of KPMG LLP’s appointment as independent auditors of the company for the 2004 fiscal year.

Proposal 4.	Other Business

      The board of directors is not aware of any other business to be presented at the 2004 annual meeting of stockholders. If any other matter should properly come before the annual meeting, however, the enclosed proxy confers discretionary authority with respect to such matter.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

Governance at Fairchild Semiconductor

      Although the board of directors believes the company has observed good corporate governance practices in the past, following the enactment of the Sarbanes-Oxley Act of 2002, Fairchild Semiconductor, like most public companies, addressed the changing environment by reviewing its policies and procedures and, where appropriate, adopting new practices. Responding to final or proposed new Securities and Exchange Commission (“SEC”) regulations and amendments to the New York Stock Exchange rules, we have revised and formalized our principles of corporate governance, reviewed and revised the charters of our standing committees of the board, reviewed our corporate code of ethics, and modified our procedures for reporting stock trades and other transactions by directors and executive officers. In general, based on these reviews, we have found that our existing governance structure, policies and procedures comply with final or proposed new rules and accepted practices. Our corporate governance guidelines are available, free of charge, through our

Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by clicking on “Governance” at our main corporate website at http://www.fairchildsemi.com.

      In addition to complying with the applicable corporate governance rules and accepted practices, we believe that our Restated Certificate of Incorporation includes several provisions generally perceived by stockholders as favorable to good corporate governance. For example, our entire board of directors is required to be elected annually, stockholders have cumulative voting rights in the election of directors and stockholders have the right to act by written consent. At last year’s annual meeting of stockholders, the stockholders approved the elimination of the company’s class of non-voting Class B common shares, and an increase in the maximum size of the board of directors to 13 positions. The board has also implemented regular meetings of its non-management members, and has completed a comprehensive review of the independence of all non-management directors.

      Senior Officer Code of Ethics. We believe that our code of ethics, which was adopted in 2000, satisfies the standards recently promulgated by the Securities and Exchange Commission and the New York Stock Exchange. The code of ethics applies to all employees, including our chief executive officer, our chief financial officer and our principal accounting officer. Our code of ethics is available, free of charge, through our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by clicking on “Governance” at our main corporate website at http://www.fairchildsemi.com. The code of ethics was also filed as an exhibit to our annual report on Form 10-K for the year ended December 29, 2002.

      Meetings. The board of directors held six meetings during 2003. All of the directors attended 75% or more of the meetings of the board of directors and the committees of the board on which they served during 2003. Mr. Magnanti joined the board in September 2003. Mr. Friel and Mr. Roub joined the board in March 2004.

      The company’s corporate governance guidelines require the non-management directors to meet in executive session at least quarterly. During 2003 the board of directors held six meetings of its non-management members. Rather than electing a single presiding director for executive sessions, the director who presides at these meetings is chosen on a rotating basis. The company has instituted a procedure through which interested parties can make their concerns known to the non-management directors either individually, or as a group. These procedures are available through our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by clicking on “Governance” at our main corporate website at http://www.fairchildsemi.com.

      We require our board members to attend the annual stockholders’ meeting, it being understood that sometimes a director may have to miss the meeting for valid reasons. All of the directors on the board at the time attended the company’s 2003 annual meeting of stockholders.

      Director Independence. New York Stock Exchange rules now require a majority of our board of directors to be independent of the company and its management. The board of directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances as well as under specific rules specified by the New York Stock Exchange. Our board has affirmatively determined that all of its members are independent under these rules, except for Mr. Pond and Mr. Martin, who are employees of the company. In making these determinations, the board considered all facts and circumstances that might bear on the materiality of a director’s relationship with the company, including those relating to organizations with which the director has an affiliation. In the case of Mr. Schorr, the board considered the fact that he is a director of ChipPAC, Inc., which is a supplier of contract manufacturing services to the company under a contract that the company assumed in part when it purchased Intersil Corporation’s discrete power products business in 2001. In 2003, the company purchased approximately $34.1 million of services from ChipPAC, or about 8% of ChipPAC’s 2003 revenues. Based on its review, the board determined that in consideration of the nature and scope of Mr. Schorr’s duties and activities as a ChipPAC board member, that relationship does not interfere with the exercise of his independent judgment in carrying out his responsibilities to Fairchild. On February 10, 2004, ChipPAC and ST Assembly Test Services Ltd. issued a joint press release announcing that the two companies had signed a definitive agreement for them to merge. If the merger is completed pursuant to the merger agreement, we do not expect that Mr. Schorr will be a member of the board of directors of the successor company. As to the other non-management members, the board determined that there were no other relationships bearing on their independence.

Board Committees

      The board of directors currently has three standing committees — the compensation committee, the audit committee and the nominating and governance committee.

      Audit Committee. The audit committee meets with management, the company’s independent auditors and its internal auditors to consider the adequacy of the company’s internal controls and other financial reporting and disclosure matters. As required by the Sarbanes-Oxley Act of 2002 and implementing rules of the Securities and Exchange Commission, the audit committee is directly responsible for the engagement, including the appointment, compensation, retention and oversight of the work of, the company’s independent auditors, and the independent auditors report directly to the audit committee. The committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent auditors. The audit committee held eight meetings during 2003. For the 2003 audit cycle, including the audit committee report included in this proxy statement, Mr. Cashin was chairman of the audit committee and its other members were Mr. Carinalli and Mr. Stout. Currently, the members of the audit committee are Mr. Cashin, Mr. Carinalli, Mr. Friel, Mr. Roub and Mr. Stout. Our board of directors has determined that all members of the audit committee satisfy both New York Stock Exchange and SEC standards for independence. The board has also determined that each member of the audit committee is financially literate under current New York Stock Exchange standards and that both Mr. Friel and Mr. Roub qualify as “audit committee financial experts” under rules of the Securities and Exchange Commission and as “financial experts” under New York Stock Exchange rules.

      SEC regulations require that the charter of the audit committee be included in the proxy statement at least once every three years. We first included our audit committee’s charter in our 2001 proxy statement. In response to the requirements of the Sarbanes-Oxley Act and then-proposed New York Stock Exchange listing standards, the board of directors revised the audit committee charter in November 2002, and we included a copy of the revised audit committee charter in our 2003 proxy statement. The audit committee charter has not been amended since November 2002.

      The board has instituted procedures for individuals to report complaints about the company’s accounting, internal accounting controls or auditing matters to the audit committee. These procedures are disclosed on our Corporate Governance website at http://governance.fairchildsemi.com or by clicking on “Governance” at our main corporate website at http://www.fairchildsemi.com. The board has also instituted a toll-free telephone hotline for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal compliance concerns.

      Compensation Committee. The compensation committee reviews and recommends actions to the board of directors on such matters as salary and other compensation of officers and the administration of certain benefit plans. The compensation committee also has the authority to administer, grant and award stock and stock options under the company’s stock option and employee stock purchase plans. The compensation committee held four meetings in 2003. The current chairman of the compensation committee is Mr. Schorr and its other current members are Mr. Clough, Mr. Shelly and Mr. Stout. The board of directors has determined that all members of the compensation committee are independent under current New York Stock Exchange rules.

      Nominating and Governance Committee. The nominating and governance committee is generally responsible for developing and recommending to the board the corporate governance guidelines applicable to the company, and making recommendations to the board regarding nominees for election to the board, succession planning, compensation of the board, organization and responsibilities of board committees, reviewing the general responsibilities and functions of the board, and overseeing the evaluation of the board and management. The nominating and governance committee is governed by a charter which is available free of charge through our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by clicking on “Governance” at our main corporate website at http://www.fairchildsemi.com. The board of directors has determined that all members of the nominating and governance committee are independent under current New York Stock Exchange rules. The nominating and governance committee held six meetings during 2003. The current chairman of the nominating and governance committee is Mr. Clough and its other current members are Mr. Carinalli, Mr. Shelly and Mr. Magnanti. Mr. Magnanti joined the committee in December 2003.

Stockholder Recommendations for Director Candidates

      The nominating and governance committee will consider director candidates recommended by stockholders of the company. Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to the Nominating and Governance Committee, Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine 04106. All recommendations will be received by the office of the secretary of the board of directors and referred to the nominating and governance committee.

      The nominating and governance committee evaluates candidates, whether or not recommended by stockholders, based on the candidates’ level and diversity of experience and knowledge (including generally and with specific application to the semiconductor industry and issues relevant to the company), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate and the need, size and composition of the board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the board. Accordingly, one or more of these factors may be given more weight in a particular case, no single factor would be viewed as determinative, and the committee has not specified any minimum qualifications that the committee believes must be met by any particular nominee. The nominating and governance committee receives recommendations for board members from professional recruiters, other board members, personal contacts and industry sources, among other sources.

      Mr. Friel, Mr. Magnanti and Mr. Roub, each of whom is standing for stockholder election for the first time at the 2004 meeting, were recommended for the nominating and governance committee’s consideration by a professional outside recruiter. The recruiter earned a fee from the company in exchange for searching for and screening candidates, evaluating candidates’ interest, reviewing candidates’ qualifications at a preliminary level and reporting on its activities to the nominating and governance committee. All of the other nominees recommended for election this year are executive officers of the company, directors standing for re-election, or both.

Stockholder Communications with the Board

      Stockholders may communicate with the board or any member of the board or its committees regarding any matter by calling, writing to or e-mailing the board. The procedures governing these communications may be reviewed on our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by clicking on “Governance” at our main corporate website at http://www.fairchildsemi.com. All communications will be received and processed by the office of the secretary of the board of directors. Communications addressed to a specific committee, director or group of directors, including the current presiding director of the non-management directors (which is currently a position rotated among the non-management directors), or the non-management directors individually or as a group, will be received by the secretary and forwarded by the secretary to that committee, director or group of directors. All communications sent to the board without specified addressees will be received and reviewed by the secretary and forwarded to the appropriate board member or committee.

Report of the Audit Committee

      In accordance with the audit committee charter, the audit committee reviews the company’s financial reporting process on behalf of the board. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the company’s 2003 annual report on SEC Form 10-K with the company’s management and independent auditors. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

      The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent auditors the auditors’ independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent auditors as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees, as amended. The audit committee also considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence. Following the reviews and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the company’s annual report on SEC Form 10-K for the year ended December 28, 2003.

AUDIT COMMITTEE

RICHARD M. CASHIN, JR., Chairman
CHARLES P. CARINALLI
WILLIAM N. STOUT

DIRECTOR COMPENSATION

      Non-employee directors receive $35,000 per year for service on the board of directors, plus $1,500 for meetings of the board attended in person and $500 for meetings attended by teleconference. Committee chairs are paid an additional retainer of $3,000 per year. As part of the company’s efforts to encourage stock ownership by directors, non-employee board members may choose to receive their annual retainer in the form of deferred stock units at a 25% discount. The discount is subject to vesting over the one-year period following the grant. Non-employee directors receive a grant of options to purchase 20,000 shares of common stock upon their first election to the board, which options are fully vested upon grant, and annual grants of options to purchase 15,000 shares of common stock, which options vest one year following grant. All such options have exercise prices equal to the fair market value of the underlying shares on the grant date. Mr. Pond and Mr. Martin, who are employees of the company, do not receive any fees or additional compensation or stock options for service as members of the board. All directors are reimbursed for expenses incurred in attending board meetings.

EXECUTIVE COMPENSATION

      The following table shows the compensation received during the last three fiscal years by our chief executive officer and the four other most highly compensated executive officers of the company.

Summary Compensation Table

					Long Term Compensation
		Annual
		Compensation			Restricted stock		Number of
	Fiscal			Other Annual	awards/DSUs		stock options	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	($ value at grant)		(in shares)(3)	Compensation(4)

Kirk P. Pond	2003	$630,897	$442,047	$149,706	$4,406,591	(5)(14)	250,000	$50,053
Chairman of the Board	2002	599,711	230,814	78,958	0		1,087,411	34,963
of Directors, President	2001	634,615	0	108,507	0		440,000	42,957
and Chief Executive Officer

Joseph R. Martin	2003	382,362	238,140	104,527			0 (3)	33,089
Vice Chairman of the	2002	363,462	108,801	61,252	0		852,407	16,559
Board of Directors, and	2001	384,616	0	45,548	0		264,000	36,791
Senior Executive Vice President

Daniel E. Boxer	2003	353,685	192,745	123,772	0		0 (3)	4,393
Senior Executive Vice President,	2002	336,202	86,999	58,618	0		427,604	665
and Secretary	2001	355,769	0	61,318	0		132,000	15,701

Hans Wildenberg(13)	2003	386,454	236,250	26,867	421,671	(6)(14)	150,000	27,735	(7)
Former Chief Operating	2002	308,942	79,269	13,008	0		102,800	150,312	(8)
Officer	2001	105,923	0	8,035	427,000	(9)(14)	66,000	527,357	(10)

Laurenz Schmidt	2003	294,202	141,750	174	134,171	(11)(14)	35,000	27,469	(12)
Executive Vice President,	2002	249,880	35,888	36	0		72,200	330
Global Operations	2001	249,615	196,000	0	0		75,000	7,242

(1)	For 2003, reflects annual bonus earned based on the company’s financial performance in 2003 and paid in the following year. For years 2001 and 2002, reflects annual bonus earned based on the company’s financial performance in the corresponding year and paid in that year, the following year, or both.

(2)	Amounts shown for 2003 for Mr. Pond, Mr. Martin, Mr. Boxer and Mr. Wildenberg include the value of perquisites and related income taxes, including $66,984, $48,295, $39,261 and $24,039, respectively, for automobile expenses and related income taxes. Amounts shown for 2003 for Mr. Pond, Mr. Martin and Mr. Boxer also include $41,876 each for legal expenses and related income taxes. Amounts shown for 2002 for Mr. Pond, Mr. Martin, Mr. Boxer and Mr. Wildenberg include the value of perquisites and related taxes, including $62,316, $54,204, $42,277 and $10,604, respectively, for automobile expenses and related income taxes. Amounts shown for 2001 for Mr. Pond, Mr. Martin, Mr. Boxer and Mr. Wildenberg include the value of perquisites and related income taxes, including $79,125, $40,879, $44,464 and $8,035, respectively, for automobile expenses and related income taxes. Also includes the value of any foreign taxes paid on behalf of Mr. Pond, Mr. Boxer, Mr. Wildenberg and Mr. Schmidt.

(3)	For Mr. Pond, Mr. Martin and Mr. Boxer, options granted in 2002 include replacement options granted in exchange for the cancellation of all options received by those executives in 2000. These executives received replacement grants in 2002 of options to purchase 55% of the number of shares underlying the cancelled 2000 options. For Mr. Martin and Mr. Boxer, options granted in 2002 also include 200,000 options and 100,000 options, respectively, granted in lieu of options under the company’s main employee grant in 2003, in accordance with those executives’ amended employment agreements. See “Options Granted in Last Fiscal Year” and “Employment Agreements” below.

(4)	Except as separately noted below for Mr. Wildenberg in 2002 and 2003 and Mr. Schmidt in 2003, all amounts shown reflect the value of life insurance premiums and contributions and allocations to defined contribution retirement plans and, for 2001 only, disability insurance premiums.

(5)	Represents 408,334 deferred stock units (DSUs), of which 325,000 will vest in full on March 11, 2007, four years from the date of grant, if Mr. Pond remains in service as an employee and consultant through the term of his employment agreement, and will vest on an accelerated basis in installments based on the achievement of succession milestones. See “Employment Agreements — Kirk P. Pond.” The dollar value of these DSUs at the end of our last fiscal year was $9,853,099.

(6)	Represents 36,667 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date assuming continued employment. The dollar value of these DSUs at the end of our last fiscal year was $884,775.

(7)	Includes $26,511 for relocation expenses, $301 for life insurance premiums and a $923 contribution to a defined contribution retirement plan.

(8)	Includes $58,782 for relocation expenses, a signing bonus payment of $90,919 and $611 for life insurance premiums.

(9)	Does not include $179,878 in related taxes paid by the company, which amount is included in “All Other Compensation.” Consists of an award of 20,000 restricted shares of which 30%, 50% and 20% vest on November 1, 2002, November 1, 2003 and November 1, 2004 respectively, assuming continued employment. The dollar value of these shares at the end of our last fiscal year was $482,600.

(10)	Includes $112,831 for relocation expenses and related taxes, a signing bonus and payments for related taxes totaling $234,647, and $179,878 for taxes paid by the company relating to the grant of restricted shares.

(11)	Represents 11,667 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date, assuming continued employment. The dollar value of these DSUs at the end of our fiscal year was $281,525.

(12)	Includes $16,220 for relocation expenses, a signing bonus payment of $9,519, $229 for life insurance premiums and a $1,501 contribution to a defined contribution retirement plan.

(13)	Resigned in February 2004.

(14)	The company has never paid a dividend and currently has no plans to do so. If, however, any dividends are paid on the company’s common stock, holders of restricted shares or DSUs would generally be credited with additional restricted shares or DSUs having a value equal to declared dividends.

Options Granted in Last Fiscal Year

      The following table provides information about stock options granted during 2003 to the executive officers named in the Summary Compensation Table.

						Potential Realizable Value at
			Percentage of			Assumed Annual Rates of
	Number of		All Options			Stock Price Appreciation for
	Shares		Granted to All			Option Term(1)
	Underlying		Employees in	Exercise	Expiration
	Options		2003(%)	Price	Date	5%	10%

Kirk P. Pond	250,000	(2)	6.7%	$11.50	4-29-11	$1,372,684	$3,287,818
Joseph R. Martin	0	(4)
Daniel E. Boxer	0	(4)
Hans Wildenberg	50,000	(2)	1.3	$11.50	4-29-11	274,537	657,564
	100,000	(3)	2.7	$11.50	4-29-11	549,074	1,315,127
Laurenz Schmidt	35,000	(2)	0.9	$11.50	4-29-11	192,176	460,294

(1)	Reflects net pre-tax gains which would be recognized at the end of the option’s 8-year term if the executive exercised all of the reported options on the last day of the term and our stock price had grown at the 5% and 10% assumed annual growth rates set by the Securities and Exchange Commission. Amounts shown are not intended to forecast future appreciation in the price of our common stock.

(2)	Options vest in 25% increments on each of the first four anniversaries of the grant date if the executive remains employed on those dates, or, in the case of Mr. Pond, earlier upon certain events as provided in Mr. Pond’s employment agreement. See “Employment Agreements” below.

(3)	Options vest in 50% increments on each of the first two anniversaries of the grant date if Mr. Wildenberg remains employed on those dates.

(4)	In lieu of option grants in 2003, Mr. Martin and Mr. Boxer received grants of options to purchase 200,000 shares and 100,000 shares, respectively, in November 2002 under amendments to their employment agreements made at that time. See “Employment Agreements — Joseph R. Martin and Daniel E. Boxer” below.

Options Exercised During Last Fiscal Year and Option Values at End of Last Fiscal Year

      The following table provides information about option exercises during 2003, and the number and value of stock options held at the end of 2003, by the executive officers named in the Summary Compensation Table.

			Number of Shares		Net Value of
			Underlying Unexercised		Unexercised In-the-Money
			Options at Year-End		Options at Year-End(2)
	Shares Acquired	Value
	on Exercise(1)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Kirk P. Pond	—	—	719,102	1,258,309	$3,665,054	$4,910,892
Joseph R. Martin	—	—	421,441	754,966	2,369,226	2,576,029
Daniel E. Boxer	—	—	233,919	378,185	1,311,510	1,288,255
Hans Wildenberg	—	—	70,400	248,400	300,432	2,116,132
Laurenz Schmidt	—	—	104,400	141,300	397,692	805,689

(1)	No options were exercised by any of the above named executive officers in 2003.

(2)	Reflects pre-tax amounts determined by subtracting the exercise price from $24.13, the fair market value of our common stock on the last trading day of our 2003 fiscal year.

Securities Authorized for Issuance Under Equity Compensation Programs

      The following table provides information about the number of stock options, DSUs and restricted shares outstanding and authorized for issuance under all equity compensation plans of the company on December 28, 2003. The notes under the table provide important additional information.

	Number of shares		Number of shares
	of common stock		remaining available
	issuable upon the		for future issuance
	exercise of	Weighted-average	at year-end
	outstanding	exercise price of	(excluding shares
	options, DSUs	outstanding options,	underlying
	and restricted	DSUs and	outstanding options
	shares(1)	restricted shares(5)	and DSUs)(6)

Equity compensation plans approved by stockholders(2)	5,840,532	$16.64	157,144
Equity compensation plans not approved by stockholders	16,807,704 (3)	$20.01	2,823,550 (4)

Total	22,648,236	$19.14	2,980,694

(1)	Other than as described here, the company had no warrants or rights outstanding or available for issuance under any equity compensation plan at December 28, 2003.

(2)	Options outstanding include 1,514,525 options under the 2000 Executive Stock Option Plan (executive plan), which was approved by stockholders in 2000, and 4,326,007 options under the Fairchild Semiconductor Stock Plan (broadly-based plan), which were approved by stockholders prior to our initial public offering in 1999. Shares remaining available for grant include options under the executive plan only.

(3)	Includes options under the broadly-based plan other than those described in Note 2. Also includes 249,177 DSUs granted under the broadly-based plan, and 325,000 DSUs and 4,000 restricted shares granted outside the broadly-based plan .

(4)	Includes 247,913 DSUs and 2,575,637 options.

(5)	Does not include shares subject to DSUs and restricted shares, which do not have an exercise price.

(6)	Does not include 1,893,169 shares for which stockholder approval is being sought under Item 2 of this proxy statement.

      The material terms of the executive plan are described in Note 7 to the company’s consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 28, 2003, and the executive plan is included as an exhibit to that annual report. The material terms of the broadly-based plan are described under Proposal 2 in this proxy statement, and the broadly-based plan is included as Exhibit A to this proxy statement.

Report of the Compensation Committee

      One of the principal roles of the compensation committee of the board of directors is to design, establish, recommend, oversee and direct the company’s executive and key employee compensation policies and programs and to recommend to the board of directors the company’s overall compensation philosophy, and compensation for executive officers. In carrying out this role, we believe it is important to align executive and key employee compensation with company values and objectives, business strategies, management initiatives, business financial performance and increased stockholder value.

      The following is a summary of policies which the committee analyzed in determining the compensation for the officers of the company in 2003. In general, following important changes in the policies used to determine equity-based compensation in 2003, as further discussed below, the committee has followed the same general policies in 2004.

      Compensation Philosophy. The committee intends to apply a consistent philosophy to compensation for all employees, including executive officers, which is based on the premise that the achievements of the company result from the coordinated efforts of all individuals working toward common objectives. The company strives to achieve those objectives by striving to exceed the expectations of customers and stockholders.

      Under the supervision of the compensation committee, the company has developed a compensation policy that is designed to:

•	attract and retain talented employees, especially those who have been key to the company’s success to date;

•	reward employees for actions that result in the long-term maximization of stockholder value; and

•	reward results with respect to the financial and operational goals of the company.

      The guiding principle of the committee is to establish a compensation program that aligns executive and employee compensation with the company’s objectives and business strategies as well as with operational and financial performance in order to drive improvement in stockholder value. Accordingly, each key employee’s compensation package is comprised of three elements: (a) base salary which reflects an individual’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at high-technology companies of the same size; (b) annual cash bonuses tied to the company’s achievement of specified financial goals; and (c) stock options and other equity-based awards which strengthen the alignment of interests between key employees and the company’s stockholders.

      Base Salary. The company establishes salaries for the chief executive officer and other officers and key employees on the basis of personal performance, consultation with executive compensation experts and by reviewing available data, including published salary surveys and data from information filed with the SEC regarding compensation of officers of comparably sized semiconductor and high-technology companies. The committee has reviewed the base salaries of the executive officers for 2003 and is of the opinion that such salaries are in line with those paid by comparable high-technology companies.

      Annual Cash Bonuses. Under the Enhanced Fairchild Incentive Plan, executive officers and key employees can earn an annual bonus of between 35% and 90% of base salary (the “target amount”) if the company achieves target financial performance goals established for each fiscal year. Exceeding the financial targets can result in bonuses of up to 200% of the target amount.

      Equity-Based Compensation. The company has historically granted stock options to provide long-term incentives for executive officers and key employees. Option grants are designed to align the interests of officers and employees with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner and to remain employed by the company. Following a review of the company’s equity compensation program, which included the recommendations of outside consultants retained by and reporting to the committee, the committee in 2003 recommended to the board that the company utilize alternative methods of delivering equity-based compensation awards, including awards of restricted stock, deferred stock units and stock appreciation rights. The committee believes that such alternative types of awards can help to enhance the long-term retention and incentive effects of equity awards, and the first awards of deferred stock units were made as part of the 2003 annual equity award grant. The number of shares subject to each option or DSU award is based on the recipient’s level of responsibility and relative position within the company as well as a review of grants to similar executives in similar positions in comparable companies.

      Compensation of the CEO. The compensation committee approved the amended employment agreement for Kirk P. Pond, the company’s founding chairman, president and CEO, which contract was entered into on March 7, 2003 (the amended agreement’s terms are described under “Employment Agreements” below). The committee was advised by outside compensation consultants, reporting directly to the committee, regarding the level and type of compensation, and based on that advice believes the terms of the amended agreement to be reasonable and in line with similar compensation packages for chief executive officers of similarly situated companies. The compensation committee believes that securing Mr. Pond’s service, first as an employee and then as a consultant until March 2007 continues to be a critical component of the company’s plan to ensure consistent executive leadership and development of new executive talent. The committee based Mr. Pond’s annual salary and equity grants for 2003 on those paid to the CEOs of comparable high-technology companies. Mr. Pond’s 2003 bonus was based upon the company’s achievement of financial performance targets under the company’s Enhanced Fairchild Incentive Plan. The company earned 75% of its goal for EBITDA (earnings before interest, taxes, depreciation and amortization) in 2003. Accordingly, the company paid bonuses to all participating executives and key employees, including Mr. Pond, at a level equal to 75% of their target goals. Mr. Pond’s target goal is 90% of his base salary.

      The committee has also reviewed and approved the rabbi trust arrangement that the company expects to use to fund post-retirement medical benefits for Mr. Pond, Mr. Martin and Mr. Boxer. These medical benefit obligations were previously negotiated as part of the executives’ 2000 employment agreements. The committee believes that establishing the rabbi trust this year is an appropriate and reasonable method of performing the company’s obligation to provide those benefits.

      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the compensation committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the compensation committee or the company. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the compensation committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The compensation committee will, of course, consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

      Conclusion. The committee believes it has designed a compensation program that is competitive with the overall semiconductor industry and is appropriately aligned with the company’s financial goals and targeted stockholder returns.

COMPENSATION COMMITTEE

PAUL C. SCHORR IV, Chairman
CHARLES M. CLOUGH
RONALD W. SHELLY
WILLIAM N. STOUT

Employment Agreements

      The following are summaries of the principal terms of employment agreements between the company and its executive officers. Agreements with executive officers who are named in the Summary Compensation Table have been filed with the Securities and Exchange Commission as exhibits to the company’s annual report on Form 10-K for the year ended December 28, 2003. Our SEC filings are available on the SEC’s web site at http://www.sec.gov, or you can click on “SEC Filings” in the Investor Relations section of the company’s web site at http://investor.fairchildsemi.com. The following summaries are subject to and qualified by the full text of those filed agreements.

      Kirk P. Pond. The company entered into an employment agreement with Kirk P. Pond, Chairman, President and Chief Executive Officer, effective March 11, 2000. The initial term of that agreement had a three-year term, and the agreement was amended on March 7, 2003 as further discussed below.

      Under the agreement, Mr. Pond’s base annual salary is $660,000 or such higher salary as the compensation committee determines. (Despite this employment agreement, Mr. Pond agreed to reduce his salary by 10% as part of a cost-saving program implemented in 2001.) Mr. Pond’s annual incentive target amount under the Enhanced Fairchild Incentive Plan is 90% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). The agreement also provides that Mr. Pond may be considered for competitive, incentive and compensation plan-based compensation under broad-based compensation, option and benefit plans after 2001. Under the agreement, Mr. Pond is entitled to health coverage for himself and his family until the later of his or his spouse’s death. The company expects to pre-fund the expenses for these health care benefits (which will also be provided to Mr. Martin and Mr. Boxer as described below) through a rabbi trust. Under the agreement Mr. Pond is also entitled to life insurance coverage with a face value of $1.5 million on his life until his death. In addition, the agreement provides that, if Mr. Pond retires after the initial term of the agreement, all of his options granted under any company stock option plan will vest and he may continue to exercise such options for their full term. Mr. Pond agrees not to compete with the company during the term of the agreement and for a period following termination of employment equal to the greater of 12 months or the time remaining in the initial term of the agreement at the time of termination.

      The agreement also provides for severance pay equal to three times Mr. Pond’s base salary and target annual bonus amount if he is terminated without cause by the company or in connection with a change in control, or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Mr. Pond’s options under the company’s option plans become fully exercisable for their remaining term. If a change in control of the company occurs, Mr. Pond is entitled to accelerated vesting of his options unless the change in control is initiated by the company and he remains employed in the same position after the change in control. The agreement also provides for tax restoration payments to the extent any of the cash or equity severance benefits are subject to an excise tax imposed on certain payments made in connection with a change in control under the Internal Revenue Code.

      The company and Mr. Pond amended the agreement on March 7, 2003 to extend the term and add the following provisions. Under the amended agreement, Mr. Pond agrees to remain employed as President, CEO and Chairman of the Board of Directors until March 11, 2005, and to remain as a consultant to the company for a further two years (until March 11, 2007). During the first year of the consulting period, the agreement provides that Mr. Pond provide consulting services to the company for approximately 20 hours per week, and serve as non-executive chairman of the board. During the second year of the consulting period, the agreement contemplates that Mr. Pond would remain a member of the board of directors and provide consulting services in connection with the company’s customer relationships, mergers and acquisitions, and as otherwise reasonably requested by the board of directors. Through March 11, 2005, all of the terms of Mr. Pond’s initial employment agreement will remain in full force and effect. During the consulting period, the company agrees to pay Mr. Pond base compensation of $660,000 per year. During the first year of the consulting period, Mr. Pond will be eligible for an annual bonus at a target of 50% of his target annual bonus for the preceding year. If the company terminates Mr. Pond’s consultancy without cause or because of his death or disability, the company must continue to pay Mr. Pond base compensation for the remainder of the consulting term.

      Grant of Deferred Stock Units to Mr. Pond. Under the terms of Mr. Pond’s amended agreement, Mr. Pond received a grant of 325,000 deferred stock units (DSUs) on the date of the agreement. Subject to the vesting and other terms of the grant, the DSUs entitle Mr. Pond to receive 325,000 shares of the company’s common stock on the settlement date described below.

Vesting of Units. The vesting provisions of the grant are designed to ensure that Mr. Pond either remains with the company for the full employment and consulting terms of his agreement, or succeeds in identifying, and transitioning to, a new CEO during that period. Accordingly, the deferred stock units will vest in full on March 11, 2007 if Mr. Pond remains in service as an employee and then as a consultant through that date, and will vest on an accelerated basis in installments based on the achievement of succession milestones — appointment of a new chief operating officer (81,250 units vested following the appointment of Hans Wildenberg as chief operating officer; although Mr. Wildenberg resigned these units remain vested under Mr. Pond’s agreement) and appointment of a new CEO (162,500 units).

Settlement of Vested Units. Shares of common stock representing vested units would be delivered to Mr. Pond on the earlier of (a) Mr. Pond’s 62nd birthday or (b) if Mr. Pond is 61 or older, the date on which the average of high and low selling prices of our common stock reaches a specified target amount set forth in the agreement for 20 days during any period of 30 consecutive trading days. Settlement of vested units would also occur upon Mr. Pond’s death or upon a change in control of the company (as defined in his employment agreement). The settlement of any units that vest after any of the above settlement dates would occur immediately following the applicable vesting event.

Termination of Employment. Upon termination of Mr. Pond’s employment by reason of Mr. Pond’s death or disability, or by the company other than for cause at any time following September 7, 2004, all of the DSUs will vest. Upon Mr. Pond’s termination of employment other than for death, disability or cause before September 7, 2004, 162,500 DSUs (or such lesser number of DSUs outstanding at the time) will vest and the remaining unvested DSUs will be forfeited. In the event that Mr. Pond retires after March 11, 2005, 81,250 DSUs will vest and the remaining unvested DSUs will be forfeited.

Dividend Equivalents. Mr. Pond will receive dividend equivalents with respect to vested DSUs that would have been payable on an equivalent number of shares of the company’s common stock. With respect to unvested DSUs, dividend equivalents will be credited to a book-entry account maintained for Mr. Pond’s benefit, which will be payable upon the vesting date of the DSUs.

      Joseph R. Martin and Daniel E. Boxer. The company also entered into agreements with Joseph R. Martin, Senior Executive Vice President and Vice Chairman of the Board, and Daniel E. Boxer, Senior Executive Vice President and Secretary, effective March 11, 2000. On November 20, 2002, the terms of these agreements were extended to March 11, 2004, and as discussed below on March 9, 2004 the terms of these agreements were further extended to March 11, 2005, as further described below. Under the respective agreements, Mr. Martin’s base annual salary is $400,000 and Mr. Boxer’s base annual salary is $370,000 or, in each case, such higher salary as the compensation committee determines. (Each executive, despite his employment agreement, agreed to reduce his salary by 10% as part of a cost-saving program implemented in 2001.) Mr. Martin’s annual incentive target amount under the Enhanced Fairchild Incentive Plan was initially 70% of his base salary and Mr. Boxer’s target amount was initially 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). These amounts have since been increased to 80% for Mr. Martin and 70% for Mr. Boxer. Each agreement provides that, beginning in 2001, the executive may be considered for competitive, incentive and compensation plan based compensation under broad-based compensation, option and benefit plans to ensure that the executive’s long term incentives remain competitive.

      The agreements provide that if the executive retires after the initial three year term, he is entitled to health coverage for himself and his family until the later of his or his spouse’s death. The company expects to pre-fund the expenses for these health care benefits (which are also to be provided to Mr. Pond as described above) through a rabbi trust. The agreement with Mr. Martin also provides that if he retires after the initial three-year term, he is entitled to life insurance coverage with a face value of $1.5 million on his life until his death. Each of the agreements provides that, if the executive retires after the initial term of the agreement, all of his options granted under any company stock option plan will vest and he may continue to exercise such options for their full term. Each agreement also provides that the executive cannot compete with the company during the term of the agreement and for a period following termination of employment equal to the greater of 12 months or the time remaining in the initial term of the agreement at the time of termination.

      Each agreement also provides for severance pay equal to three times (for Martin) or two times (for Mr. Boxer) the executive’s base salary and target annual bonus amount if the executive is terminated without cause by the company or resigns for “good reason” (as such terms are defined in the agreements) and, in such events, all of the executive’s options under the company’s option plans become fully exercisable for their remaining term. If a change in control of the company occurs, the executive is entitled to accelerated vesting of his options unless the change in control is initiated by the company and the executive remains employed in the same position after the change in control. The agreement with Mr. Martin also provides for tax restoration payments to the extent any of the cash or equity severance benefits are subject to an excise tax imposed under the Internal Revenue Code.

      On November 20, 2002, the company and Mr. Martin and Mr. Boxer agreed to extend their agreements on substantially identical terms until March 11, 2004. Each agreement provides that the company and the executive may negotiate additional terms of service as an employee or as a consultant following the renewal term. Each agreement also contemplates that, in the event of any appointments of successors to any of the executive’s duties, the executive would continue to be employed by the company for the remainder of the extended term (and any subsequent renewal period) as a member of the company’s executive committee reporting directly to the CEO. Under the amended agreements, on November 20, 2002, the company granted options to purchase 200,000 shares of common stock to Mr. Martin and options to purchase 100,000 shares of common stock to Mr. Boxer, in lieu of their right to receive grants under the principal employee option grants to be made in 2003. These options have an exercise price of $13.97 per share, and vest in 25% increments on each of the first four anniversaries of the grant date, or earlier upon the executive’s retirement.

      On March 9, 2004, the company and Mr. Martin and Mr. Boxer agreed to further extend their agreements on substantially identical terms until March 11, 2005. The most recent amendments also contemplate consulting periods for an additional year (through March 11, 2006), during which each executive would provide consulting services to the company for approximately 20 hours per week following the extended employment term. Each agreement provides that the executive will report to the current CEO until a successor CEO is appointed, after which, following a transition period to be determined, the executive would report to the chairman of the board. Each executive may resign at any time during the one-year renewal period upon 30 days notice to the company, in which case he would receive his base salary to the date of termination and pro rata portion of any bonus paid after such a termination. The agreements provide that each executive would receive the lifetime health benefits and (for Mr. Martin only) life insurance benefits described above following the termination of his employment for any reason. During the consulting period, the company agrees to pay Mr. Martin base compensation of $400,000 per year and Mr. Boxer $370,000 per year, and each executive will be eligible for an annual bonus at a target of 50% of his target annual bonus for the preceding year. If the company terminates the executive’s consultancy without cause or because of his death or disability, the company must continue to pay his base compensation for the remainder of the consulting term.

      Hans Wildenberg. Under an employment letter agreement between the company and Hans Wildenberg, pursuant to which Mr. Wildenberg joined the company in 2001, the company agreed to pay Mr. Wildenberg an initial base salary of $340,000 per year. Mr. Wildenberg’s initial annual incentive target amount under the Enhanced Fairchild Incentive Plan was 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). The agreement also provided for a one-time sign-on bonus of $150,000, net of taxes. The agreement provided for a grant of 20,000 restricted shares, vesting over three years following the date of hire, and for a grant of options to purchase 88,000 shares of common stock, vesting over three years following the date of hire and with an exercise price equal to the fair market value of the common stock on the date of hire. The letter agreement also provided for standard relocation and other employee benefits. The company and Mr. Wildenberg also entered into an employment agreement dated as of April 28, 2003. Under that agreement, the company agreed to employ Mr. Wildenberg as Executive Vice President and Chief Operating Officer for an initial term of one year, subject to automatic renewals for successive one-year periods unless either the company or the executive were to give notice of non-renewal. The agreement provided for a base salary of at least $400,000 per year, subject to increases at the discretion of the CEO on a basis consistent with company payroll policies. Mr. Wildenberg’s annual incentive target amount under the Enhanced Fairchild Incentive Plan was 75% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). Mr. Wildenberg also received grants of options to purchase 100,000 shares of the company’s common stock as part of the agreement, vesting over two years following the grant date, and an award of 20,000 deferred stock units, vesting over four years following the grant date. Under the agreement, Mr. Wildenberg receives severance equal to one year’s base salary if he is terminated other than for cause or resigns for good reason. The agreement prohibits Mr. Wildenberg from competing with the company during and for one year after the term of his employment. On February 17, 2004, the company announced that Mr. Wildenberg was resigning to pursue other interests.

      Laurenz Schmidt. The company and Laurenz Schmidt entered into an employment agreement dated as of April 1, 2003. Under that agreement, the company agreed to employ Mr. Schmidt as Executive Vice President of Operations for an initial term of one year, subject to automatic renewals for successive one-year periods unless either the company or the executive gives notice of non-renewal. The agreement provides for a base salary of at least $300,000 per year, subject to increases at the discretion of the CEO on a basis consistent with company payroll policies. Mr. Schmidt’s annual incentive target amount under the company’s Enhanced Fairchild Incentive Plan is 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). Under the agreement, if Mr. Schmidt’s employment is terminated by the company for any reason other than cause, or by the executive for good reason (as those terms are defined in the agreement), the company will pay him two times the amount of his base salary in effect at the time of the termination. In the event of a change in control, if Mr. Schmidt’s employment is terminated within six months before or 12 months after the change in control, then the one-year severance payment must be paid in a lump sum within 14 days after the termination. The agreement prohibits Mr. Schmidt from competing with the company during, and for one year after, the term of his employment.

      Other Executive Officers. The company has employment agreements with 10 other executive officers. All of these agreements are in substantially the same form, providing for one- or two-year initial terms which automatically renew for additional one-year terms unless either party gives notice of non-renewal. The agreements describe the executive’s title and responsibilities, provide for minimum base salary of up to $315,000 and in some cases equity awards and establish a minimum annual incentive target amount under the Enhanced Fairchild Incentive Plan. The agreements also provide for severance, generally equal to one or two times the executive’s base salary in the event the executive’s employment is terminated by the company for any reason other than cause or by the executive for good reason (as those terms are defined in the employment agreements), or in the event of a change of control. The agreements prohibit the executive from competing with the company (except for those agreements with California-based employees) and from soliciting the employees of the company for employment, during the employment term and for one year following the employment term. None of the agreements is material to the company in amount or significance.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

      Court Square Capital Limited, an indirect wholly owned subsidiary of Citigroup Inc., and its affiliate together owned approximately 15.1% of Fairchild Semiconductor’s outstanding capital stock as of December 29, 2002. To the company’s knowledge, based on SEC filings received by the company, Citicorp and its affiliates (other than Mr. Schorr, who continues to personally own shares in the company) had disposed of all their Fairchild Semiconductor shares by September 5, 2003. Citigroup Venture Capital Equity Partners, also an indirect wholly owned subsidiary of Citigroup Inc., indirectly owns an interest in ChipPAC, Inc. Paul C.

Schorr IV, who is employed by Citigroup Venture Capital Equity Partners, is a member of the Fairchild Semiconductor board of directors and the ChipPAC board of directors. Fairchild Semiconductor subcontracts a portion of its assembly and test manufacturing operations to ChipPAC. Fairchild expanded its relationship with ChipPAC as a result of Fairchild’s purchase of Intersil’s Discrete Power business, to which ChipPAC was the exclusive provider of assembly and test services for all of Intersil’s product lines under a long term agreement that Fairchild partially assumed. Fairchild paid ChipPAC a total of approximately $34.1 million, $39.1 million and $25.1 million for such services in 2003, 2002 and 2001, respectively. On February 10, 2004, ChipPAC and ST Assembly Test Services Ltd. issued a joint press release announcing that the two companies had signed a definitive agreement for them to merge. If the merger is completed pursuant to the merger agreement, we do not expect Mr. Schorr to be a member of the board of directors of the successor company.

      On July 23, 2002, the company and John M. Watkins, Jr., Senior Vice President and Chief Information Officer, agreed to extend and modify the terms of existing loans that were made to Mr. Watkins in connection with his employment by the company in 2000. The original loans bore interest at a rate of 6.5% per year and were to have been repaid in April 2002 or earlier if Mr. Watkins’ employment were to have terminated for any reason. Under the modified terms, one of the loans, made to fund federal and state income tax withholding obligations resulting from a grant of restricted stock to Mr. Watkins when he joined the company, will be forgiven (with accrued interest to the date of forgiveness), and the company will pay taxes associated with such forgiveness, if Mr. Watkins remains employed by the company on July 23, 2004. The other loan, not related to the tax obligations, must be repaid by Mr. Watkins on or before July 23, 2004. Including accrued interest to the date of the modifications, the principal amount of the tax-related loan, as of the end of the year was $529,782 and the principal amount of the other loan was $235,038. The modified loans bear interest at a rate of 4.75% per year.

STOCK OWNERSHIP BY 5% STOCKHOLDERS,

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

      The following table provides stock ownership information for each stockholder known to the company to beneficially own more than 5% of our common stock, for each director, for each executive officer named in the Summary Compensation Table above and for all directors and executive officers (including those not named in the Summary Compensation Table) as a group. Figures are based on beneficial ownership and the number of shares outstanding as of December 28, 2003.

		% of Common
	Number of	Stock
	Shares	Outstanding

Wellington Management Company LLP(1)	8,244,975	7.0%
75 State Street
Boston, MA 02109
FMR Corp.(1)	7,506,450	6.3%
82 Devonshire Street
Boston, MA 02109
Kirk P. Pond(2)	1,888,078	1.6%
Joseph R. Martin(2)	1,114,096	*
Daniel E. Boxer(2)	579,043	*
Laurenz Schmidt(2)	241,915	*
Hans Wildenberg(2)	168,367	*
Charles P. Carinalli(2)	35,000	*
Richard M. Cashin, Jr.(2)(3)	1,015,000	*
Charles M. Clough(2)	15,000	*
Robert F. Friel(4)	0	*
Thomas L. Magnanti(2)	20,000	*

		% of Common
	Number of	Stock
	Shares	Outstanding

Bryan R. Roub(4)	0	*
Paul C. Schorr IV(2)	564,102	*
Ronald W. Shelly(2)	46,000	*
William N. Stout(2)	65,946	*
All directors and executive officers as a group (25 persons)(2)(3)(4)	6,665,224	5.6%

*	Less than 1%

(1)	Includes shares held by affiliates, as defined by Securities and Exchange Commission regulations. Information is based on the respective stockholder’s reports of ownership filed with the SEC.

(2)	Shares reported include those underlying options to purchase common stock that were exercisable on December 28, 2003 or within 60 days after that date, in the following amounts:

Name	Number of Options

Mr. Pond	1,011,802
Mr. Martin	597,041
Mr. Boxer	322,420
Mr. Schmidt	135,500
Mr. Wildenberg	146,800
Mr. Carinalli	35,000
Mr. Cashin	46,000
Mr. Clough	15,000
Mr. Magnanti	20,000
Mr. Schorr	46,000
Mr. Shelly	46,000
Mr. Stout	46,000
All directors and executive officers as a group (25 persons)	3,275,156

(3)	622,000 of these shares were, and 311,000 shares remain, subject to a forward sale contract between Mr. Cashin and an unaffiliated third party, pursuant to which Mr. Cashin received a cash payment on or about February 22, 2002 in exchange for a promise to deliver up to 311,000 of the shares (or cash) on February 22, 2004 and 311,000 shares (or cash) on February 22, 2005. Mr. Cashin delivered 295,625 shares in satisfaction of the first obligation on February 23, 2004.

(4)	Mr. Friel and Mr. Roub joined the board of directors in March 2004.

STOCKHOLDER RETURN PERFORMANCE

      The following graph compares the change in total stockholder return on the company’s common stock against the total return of the Standard & Poor’s 500 Index and the Philadelphia Stock Exchange Semiconductor Index from August 4, 1999, the first day our common stock was traded on the New York Stock Exchange, to December 26, 2003, the last trading day in our fiscal year ended December 28, 2003. Total return to stockholders is measured by dividing (1) the per-share price change for the period by (2) the share price at the beginning of the period. The graph assumes that investments of $100 were made on August 4, 1999 in our common stock and in each of the indexes.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, and persons who own more than 10% of the company’s common stock, to file reports of ownership and changes in ownership of the common stock and other equity securities of the company with the Securities and Exchange Commission and the New York Stock Exchange. In June 2003 the SEC mandated that all these reports be filed electronically. Based solely on our review of the copies of such reports received by the company, we believe that all officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year 2003, except that a report on Form 4 of Richard M. Cashin, Jr., one of our directors, disclosing gifts of 42,530 shares and a sale of 301 shares, each made in 2001, was inadvertently filed after the applicable filing deadline, and a report on Form 3, disclosing the initial beneficial ownership of Kevin B. London, one of our executive officers, was amended after the applicable filing deadline to include shares that were inadvertently omitted from the initial, timely filing of such report.

2005 STOCKHOLDER PROPOSALS

      In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2005, the proposal must be received by the company in writing on or before December 1, 2004, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission and the laws of the State of Delaware. Stockholder proposals may be mailed to

Corporate Secretary
Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, ME 04106

      Our bylaws require that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 2005 annual meeting of stockholders must give the company at least 60 days advance written notice and that notice must meet certain requirements set forth in the bylaws. Our bylaws are available through our Corporate Governance website at http://governance.fairchildsemi.com or by clicking on “Governance” at our main corporate website http://www.fairchildsemi.com. Stockholders may also request a copy of the bylaws from the corporate secretary by writing to the above address. In addition, if the company does not have notice of a matter raised at the meeting by March 5, 2005, or the stockholder does not otherwise comply with the requirements of SEC Rule 14a-4(c), then proxies given in connection with that meeting will confer discretionary authority on the holders of those proxies to vote on that matter.

COSTS OF SOLICITING PROXIES

      The company is paying all costs to prepare, assemble and mail the notice of annual meeting, proxy statement and proxy card. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the company, without additional compensation, in person, by telephone or e-mail. In addition, the company has retained Mellon Investor Services to assist in the distribution of proxy materials, the solicitation of proxies and other consulting services relating to the annual meeting, for a maximum fee of $43,100 plus out-of-pocket expenses and additional fees for follow-up contacts. Fairchild Semiconductor will reimburse brokerage firms and other nominee holders for their expenses in forwarding proxy material to beneficial owners of the company’s common stock.

      Multiple Stockholders Sharing the Same Address. To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling the office of the corporate secretary at (207) 775-8100 or by writing to Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, ME 04106, Attn: Corporate Secretary. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the number or address given above.

Exhibit A

FAIRCHILD SEMICONDUCTOR STOCK PLAN

SECTION 1.	Purpose; Definitions

      The purpose of the Fairchild Semiconductor Stock Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, Non-Employee Directors and individual consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company stockholder value.

      For purposes of the Plan, the following terms are defined as set forth below. In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

      (a) “Administration Agent” means the person or entity designated by the Company to administer any portion of the Plan or transactions contemplated by the Plan as instructed by the Company. If no such person or entity has been so designated, then “Administration Agent” means the Company.

      (b) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

      (c) “Award” means a Stock Appreciation Right, Stock Option, Restricted Stock, Deferred Stock Unit, or Other Stock-Based Award.

      (d) “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Committee over which Deferred Stock Units are to be earned.

      (e) “Award Agreement” means any written agreement, contract or other instrument or document evidencing the grant of an Award.

      (f) “Board” means the Board of Directors of the Company.

      (g) “Cause” means, unless otherwise provided by the Committee in the terms and conditions of a particular Award, (i) “Cause” pursuant to any Individual Agreement to which the Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any of its Affiliates or Subsidiaries because of (A) the Participant’s commission or conviction of a felony under federal law or the law of the state in which such action occurred, (B) the Participant’s dishonesty in the course of fulfilling the Participant’s employment duties, (C) the Participant’s willful and deliberate failure to perform his or her employment duties in any material respect, or (D) in the case of a termination prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

      (h) “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 11(b) and (c), respectively.

      (i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

      (j) “Commission” means the Securities and Exchange Commission or any successor agency.

      (k) “Committee” means the Committee referred to in Section 2.

      (l) “Common Stock” means the Common Stock, par value $.01 per share, of the Company.

      (m) “Company” means Fairchild Semiconductor International, Inc., a Delaware corporation.

      (n) “Covered Employee” means a Participant designated prior to the grant of Restricted Stock, Deferred Stock Units or Other Stock-Based Awards granted pursuant to Section 10 or, if granted subject to

Performance Goals, Stock Options or Stock Appreciation Rights, by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Award.

      (o) “Deferred Stock Units” means an Award granted under Section 8.

      (p) “Disability” means, unless otherwise provided by the Committee in the terms and conditions of a particular Award, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” disability as determined under the Company’s disability plans and related policies applicable to the Participant.

      (q) “Early Retirement” means the termination of a Participant’s employment, by the Participant or the Company, following which the Participant has no intention of engaging in, and does not in fact subsequently engage in, full-time employment, after attaining age 55, if the Participant’s elapsed years of continuous full-time service plus 55 equals 65 or more.

      (r) “Effective Date” shall mean the date of approval of this plan by the stockholders of the Company at their 2004 annual meeting.

      (s) “Eligible Individuals” means Non-Employee Directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

      (t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

      (u) “Exercise Price” shall have the meaning set forth in Section 5(d).

      (v) “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6(a).

      (w) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

      (x) “Good Reason” means a Termination of Employment for “Good Reason” pursuant to an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Good Reason, no termination of that Participant’s employment shall be considered to be for “Good Reason.”

      (y) “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

      (z) “Individual Agreement” means a written employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

      (aa) “Non-Employee Director” means a member of the Board of the Company who is not also an employee or an officer of the Company or any of its Subsidiaries or Affiliates.

      (bb) “NonQualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

      (cc) “Normal Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after age 65.

      (dd) “Other Stock-Based Award” means an Award granted pursuant to Section 10.

      (ee) “Outside Director” means a member of the Board who qualifies as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

      (ff) “Performance Goals” means the performance goals which may be established by the Committee in connection with the grant of Restricted Stock, Deferred Stock Units, Stock Options, Stock Appreciation Rights or Other Stock-Based Awards granted pursuant to Section 10. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), EBIT, cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

      (gg) “Participant” means an Eligible Individual who has been granted an Award.

      (hh) “Plan” means the Fairchild Semiconductor Stock Plan, as set forth herein and as hereinafter amended in accordance herewith.

      (ii) “Pre-Existing Plan” means this plan, as amended up to the Effective Date, but not including amendments made on the Effective Date.

      (jj) “Qualified Performance-Based Award” means an Award of Restricted Stock, Deferred Stock Units, Stock Options, Stock Appreciation Rights or Other Stock-Based Awards granted pursuant to Section 10 subject to Performance Goals designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock or Deferred Stock Units and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

      (kk) “Restricted Stock” means an Award granted under Section 7.

      (ll) “Retirement” means Normal Retirement or Early Retirement. For the avoidance of doubt, the definitions of Retirement herein are solely for the purposes of the Plan and for no other purpose.

      (mm) “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

      (nn) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

      (oo) “Stock Appreciation Right” means an Award granted under Section 6.

      (pp) “Stock Option” means an Award granted under Section 5.

      (qq) “Strike Price” shall have the meaning set forth in Section 6(c)(ii).

      (rr) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

      (ss) “Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6(a).

      (tt) “Termination of Employment” means the termination of the Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. A Participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. For avoidance of doubt, a Participant who is an Eligible Individual and, without a break-in-service, becomes an Eligible Individual of another type under the Plan (e.g., an employee becomes a consultant) shall not be treated as having a Termination of Employment under the Plan.

SECTION 2.	Administration

      (a) The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than three Outside Directors, each of whom shall be appointed by and serve at the pleasure of the Board and be an “independent director” within the meaning of any New York Stock Exchange rule or listing requirements with respect to such director’s duties hereunder.

      (b) The Committee shall have plenary authority to grant Awards, pursuant and subject to the terms of the Plan, to Eligible Individuals.

      (c) Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(i) To select the Eligible Individuals to whom Awards may be granted;

(ii) To determine whether and to what extent Incentive Stock Options, NonQualified Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock Units and Other Stock-Based Awards or any combination thereof are to be granted hereunder;

(iii) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Exercise Price of a Stock Option (subject to Section 5(d)(i)) or the Strike Price of a Freestanding Stock Appreciation Right (subject to Section 6(c)(ii)), any vesting condition, restriction or limitation, which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine, subject, in the case of Restricted Stock, to Section 7(c)(i) and (ii) and, in the case of Deferred Stock Units, to Section 8(b)(i) and (ii);

(v) Subject to the other terms of this Plan, including without limitation Section 13 and 14, to modify, amend or adjust the terms and conditions of any Award from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith in a manner that would violate Section 162(m) of the Code;

(vi) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

(vii) To determine under what circumstances an Award may be settled in cash or Common Stock under Sections 5(m), 5(n), 6(b)(ii), 6(c)(iv), 6(c)(xi) and 8(b)(iv).

      (d) The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

      (e) The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption). Any such allocation or delegation may be revoked by the Committee at any time.

      (f) Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, its Subsidiaries, Affiliates, stockholders and Participants.

      (g) Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3.     Common Stock Subject to Plan

      (a) The maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to 24,398,489 shares, which is comprised of (i) 22,505,320 shares, the maximum number of shares authorized for issuance under outstanding awards and awards available for grant on March 10, 2004, plus (ii) 1,893,169 shares, the number of shares subject to stockholder approval on the Effective Date. No Participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 2,000,000 shares of Common Stock in any fiscal year of the Company. The total number of shares of Common Stock that can be delivered under the Plan in connection with Awards of Restricted Stock, Deferred Stock Units, and Other Stock-Based Awards granted pursuant to Section 10, shall not exceed 610,000 during the term of the Plan. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

      (b) If any Award is forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan. If the Exercise Price of any Stock Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery pursuant to Awards other than Incentive Stock Options under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. In addition, in the event that any option or award granted under the Pre-Existing Plan is exercised through the tendering of shares of Common Stock or in the event that withholding tax liabilities arising from such options or awards are satisfied by the tendering of shares of Common Stock or the withholding of shares of Common Stock by the Company, the shares so tendered or withheld shall be available for Awards under the Plan. If any shares of Common Stock subject to an award under the Pre-Existing Plan are forfeited or if any award under the Pre-Existing Plan based on shares of Common Stock is settled for cash, or expires or otherwise is terminated without issuance of such shares, the Common Stock subject to such award shall, to the extent of such cash settlement, forfeiture or termination, be available for Awards under the Plan. The maximum number of shares of Common Stock that may be issued pursuant to Stock Options intended to be Incentive Stock Options shall be 1,000,000 shares.

      (c) In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the

Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company or any extraordinary cash or stock dividend, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options and Stock Appreciation Rights to be granted to any Participant, in the number, kind and Exercise Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion (including without limitation the payment of an amount in cash therefor); provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted Exercise Price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option. Any adjustment under this Section 3(c) need not necessarily be the same for all Participants.

SECTION 4.     Eligibility

      Awards may be granted under the Plan to Eligible Individuals, provided that the only Awards that may be granted to Non-Employee Directors shall be (a) Stock Options in accordance with Section 5(e), and (b) Deferred Stock Units in accordance with Section 8(c).

SECTION 5.     Stock Options

      (a) Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and NonQualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, subject to the terms of the Plan.

      (b) The Committee shall have the authority to grant any Participant Incentive Stock Options, NonQualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to individual Participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a NonQualified Stock Option.

      (c) Stock Options shall be evidenced by an Award Agreement, the terms and provisions of which may differ. An Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a NonQualified Stock Option. The grant of a Stock Option shall occur on the date or dates specified by the Committee for individuals to receive grants of Stock Options. The Company shall notify an Eligible Individual of any grant of a Stock Option and a written Award Agreement or agreements shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant. If such an agreement is not executed by the Eligible Individual and returned to the Company on or prior to 90 days after the date the Award Agreement is received by the Eligible Individual (or such earlier date as the Committee may specify), such Stock Option shall terminate unless the Committee shall determine otherwise.

      (d) Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(i) Exercise price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement (the “Exercise Price”). The Exercise Price for any Stock Option under the Plan shall not be less than the Fair Market Value of the Common Stock subject to that Stock Option on the date of grant, except that the Exercise Price of a Stock Option may be less than the Fair Market Value of the underlying Common Stock on the date of grant if such Exercise Price is determined after the date of grant based on the achievement of

Performance Goals or the relative value of the Common Stock as compared to an index of the capital stock of other companies determined by the Committee.

(ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(iii) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine, and the Committee may at any time accelerate the exercisability of any Stock Option.

      (e) Grants of Stock Options to Non-Employee Directors. Each Non-Employee Director shall receive an Award of Stock Options to purchase not more than 20,000 shares of Common Stock upon his or her first election or appointment to the Board, which Award shall be immediately exercisable in full on the grant date. In addition, each Non-Employee Director shall receive an annual Award of Stock Options to purchase not more than 15,000 shares of Common Stock, which Award will be exercisable in full beginning one year following the date of grant. Awards of Stock Options to Non-Employee Directors shall be made only in accordance with the foregoing terms, and, except as specifically provided in this Plan, neither the Committee nor the Board shall have any authority or discretion with respect to such Awards.

      (f) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving notice of exercise to the Administration Agent, specifying, by such written, electronic or other means as the Administration Agent may specify with the agreement of the Company, the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the Exercise Price by certified or bank check or such other instrument or means as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the Participant of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted and provided, further, that such already owned shares have been held by the Participant for at least six months at the time of exercise or had been purchased on the open market. If approved by the Committee and permitted by applicable law, payment in full or in part may also be made by delivering a properly executed exercise notice to the Administration Agent, together with instructions to the Administration Agent to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the Exercise Price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms, including but limited to the Administration Agent. In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of such Stock Option. No shares of Common Stock shall be issued until full payment therefor has been made. Except as otherwise provided in Section 5(o) below, a Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 16(a).

      (g) Nontransferability of Stock Options. No Stock Option shall be transferable by the Participant other than (i) by will or by the laws of descent and distribution (or other testamentary distribution) or (ii) in the case of a NonQualified Stock Option granted to a Non-Employee Director or member of the Company’s Executive Committee, if permitted by the Committee, pursuant to a transfer to a trust or partnership solely for the benefit of a “family member” for estate planning purposes. For purposes hereof, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, or any successor thereto. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that Termination of Employment shall continue to refer to the Termination of Employment of the original Participant.

      (h) Termination by Death. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Stock Option held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

      (i) Termination by Reason of Disability. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

      (j) Termination by Reason of Retirement. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

      (k) Involuntary Termination Not for Cause. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant and not for Cause or a result of death, Disability or Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, for a period of 90 days (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

      (l) Other Termination. Unless otherwise determined by the Committee (including under an Individual Agreement): (A) if a Participant incurs a Termination of Employment for Cause, all Stock Options held by such Participant shall thereupon terminate; (B) if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability, Retirement or as provided in the preceding Section 5(k), including a Termination of Employment that is voluntary on the part of the Participant and not involving Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, for a period of 30 days (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event that, during the 24-month period following a Change in Control, a Participant incurs a Termination of Employment (1) by the Company other than for Cause or (2) by reason of the Participant’s resignation for Good Reason, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for (x) the longer of (i) one year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the Award Agreement or any Individual Agreement, or (y) until expiration of the stated term of such Stock Option, whichever period is the shorter. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.

      (m) Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the Exercise Price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

      (n) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at the time of grant or thereafter, a Participant shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the Exercise Price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the Exercise Price per share of Common Stock under the Stock Option multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(n) shall have been exercised.

      (o) Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares of Common Stock subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then, notwithstanding Section 5(f) above, a Participant who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until shares are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.

SECTION 6.     Stock Appreciation Rights

      (a) Grant and Exercise. Stock Appreciation Rights may be granted alone (“Freestanding Stock Appreciation Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Tandem Stock Appreciation Rights”).

      (b) Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i) Relationship to Related Stock Option. A Stock Appreciation Right granted in conjunction with a NonQualified Stock Option may be granted either at or after the time of grant of such Stock

Option. A Stock Appreciation Right granted in conjunction with an Incentive Stock Option may be granted only at the time of grant of such Stock Option. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5.

(ii) Settlement. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, equal to (A) the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the Exercise Price per share specified in the related Stock Option multiplied by (B) the number of shares of Common Stock in respect of which such Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. The Committee may from time to time establish procedures pursuant to which a Participant may elect to further defer receipt of cash or shares in settlement of Tandem Stock Appreciation Rights for a specified period or until a specified event, all on such terms and conditions as the Committee shall determine.

(iii) Nontransferability. Tandem Stock Appreciation Rights shall be transferable only to the extent that the underlying Stock Option is transferable pursuant to Section 5(g).

(iv) Method of Exercise. A Tandem Stock Appreciation Right may be exercised by a Participant by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed by Section 6(b)(ii). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised. Any Tandem Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

      (c) Terms and Conditions of Freestanding Stock Appreciation Rights. Freestanding Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i) Term. The Committee shall determine the stated term of each Freestanding Stock Appreciation Right granted under this Plan but no Freestanding Stock Appreciation Right shall be exercisable more than ten years after the date that the Freestanding Stock Appreciation Right is granted.

(ii) Strike Price. Unless provided otherwise by the Committee, the strike price (the “Strike Price”) per share of Common Stock subject to a Freestanding Stock Appreciation Right shall be determined by the Committee and set forth in the Award Agreement. The Strike Price for any Freestanding Stock Appreciation Right under the Plan shall not be less than the Fair Market Value of the Common Stock subject to that Freestanding Stock Appreciation Right on the date of grant, except that (1) the Strike Price may be less than the Fair Market Value of the Common Stock underlying the Freestanding Stock Appreciation Right on the date of grant and equal to or greater than 85% of the Fair Market Value of the Common Stock underlying the Freestanding Stock Appreciation Right on the date of grant if the Freestanding Stock Appreciation Right is expressly granted in lieu of an amount of salary or cash bonus equal to or greater than the difference between (A) the aggregate Fair Market Value of the Common Stock underlying the Freestanding Stock Appreciation Right on the date of grant and (B) the aggregate Strike Price of the Freestanding Stock Appreciation Right and (2) the Strike Price of a Freestanding Stock Appreciation Right may be less than the Fair Market Value of the underlying Common Stock on the date of grant if such Strike Price is determined after the date of grant based on the achievement of Performance Goals or the relative value of the Common Stock as compared to an index of the capital stock of other companies determined by the Committee.

(iii) Exercisability. Except as otherwise provided herein, Freestanding Share Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, and the Committee may at any time accelerate the exercisability of any Stock Appreciation Right. If the Committee provides that any Stock Appreciation Right is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(iv) Settlement. Upon the exercise of a Freestanding Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, equal to (A) the excess of the Fair Market Value of one share of Common Stock over the applicable Strike Price multiplied by (B) the number of shares of Common Stock in respect of which the Freestanding Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(v) Nontransferability. No Freestanding Stock Appreciation Right shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution (or other testamentary distribution) or (ii) if permitted by the Committee, pursuant to a transfer by a Non-Employee Director or member of the Company’s Executive Committee to a trust or partnership solely for the benefit of a “family member” for estate planning purposes. All Freestanding Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Freestanding Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the terms “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

(vi) Termination by Death. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such death or until the expiration of the stated term of such Stock Appreciation Right, whichever period is the shorter.

(vii) Termination by Reason of Disability. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Freestanding Stock Appreciation Right held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter.

(viii) Termination by Reason of Retirement. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Freestanding Stock Appreciation Right held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter.

(ix) Involuntary Termination Not for Cause. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant and not for Cause or a result of death, Disability or Retirement, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, for a period of 90 days (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter.

(x) Other Termination. Unless otherwise determined by the Committee (including under an Individual Agreement): (A) if a Participant incurs a Termination of Employment for Cause, all Freestanding Stock Appreciation Rights held by such Participant shall thereupon terminate; (B) if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability, Retirement or as provided in the preceding Section 6(c)(ix), including a Termination of Employment that is voluntary on the part of the Participant and not involving Retirement, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, for a period of 30 days (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event that, during the 24-month period following a Change in Control, a Participant incurs a Termination of Employment (1) by the Company other than for Cause or (2) by reason of the Participant’s resignation for Good Reason, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for (x) the longer of (i) one year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the Award Agreement or any Individual Agreement, or (y) until expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter.

(xi) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the Exercise Period, if the Committee shall determine at the time of grant or thereafter, a holder of a Freestanding Stock Appreciation Right shall have the right, whether or not such Stock Appreciation Right is fully exercisable, to surrender (during the Exercise Period) all or part of such Stock Appreciation Right to the Company and to receive cash, within 30 days of such election, in an amount equal to (A) the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the Strike Price under such Stock Appreciation Right multiplied by (B) the number of shares of Common Stock subject to the Stock Appreciation Right as to which the right granted under this Section 6(c)(xi) shall have been exercised.

(xii) Deferral. The Committee may from time to time establish procedures pursuant to which a Participant may elect to further defer receipt of cash or shares in settlement of Freestanding Stock Appreciation Rights for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee.

SECTION 7.	Restricted Stock

      (a) Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c). The total number of shares of Common Stock that can be delivered under the Plan in connection with Awards of Restricted Stock, Deferred Stock Units, and Other Stock-Based Awards granted pursuant to Section 10, shall not exceed 610,000 during the term of the Plan. No more than 500,000 shares of Restricted Stock that are Qualified Performance Based Awards may be granted to any Participant in any fiscal year of the Company.

      (b) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Fairchild Semiconductor Stock Incentive Plan and a Award Agreement. Copies of such Plan and Agreement are on file at the offices of Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine.

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

      (c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals and may also condition the grant or vesting thereof upon the continued service of the Participant with the Company, its Subsidiaries or Affiliates. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may nonetheless condition the grant or vesting thereof upon the attainment of Performance Goals and/or the continued service of the Participant with the Company, its Subsidiaries or Affiliates. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee shall not waive, in whole or in part, any Performance Goals or any restrictions applicable to a Restricted Stock Award, except pursuant to Section 11 or in connection with the Participant’s Termination of Employment by reason of the Participant’s death, Disability, or Termination of Employment by the Company without Cause or by the Participant for Good Reason.

(ii) Subject to the terms of the Plan, any Award of Restricted Stock shall be subject to vesting during a restriction period (the “Restriction Period”) of at least three years following the date of grant, provided that an Award may vest in installments ratably over the course of the Restriction Period (except that, if vesting is based on Performance Goals, no part of the Award may vest before the first anniversary of the date of grant). In addition, continued service with the Company or any of its Subsidiaries or Affiliates through the vesting date or dates shall also be a condition to vesting, except pursuant to Section 11 or in connection with the Participant’s Termination of Employment by reason of the Participant’s death, Disability, or Termination of Employment by the Company without Cause or by the Participant for Good Reason. During the Restriction Period, and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber unvested shares of Restricted Stock; provided that, to the extent permitted by law, the foregoing shall not prevent a Participant from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the Exercise Price for Stock Options.

(iii) Except as provided in this paragraph (iii) and Sections 7(c)(i) and 7(c)(ii) and the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 16(e) of the Plan,

(A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Common Stock (or other securities) shall be paid in the form of Restricted Stock of the same class as the Common Stock (or other securities) with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends; provided, that, to the extent provided in an Award Agreement, the Committee may determine to treat such dividends in a different manner.

(iv) Except to the extent otherwise provided in the applicable Award Agreement or Section 7(c)(i), 7(c)(ii) or 11(a)(ii), upon a Participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the Participant.

(v) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the Participant upon surrender of the legended certificates.

(vi) Each Award shall be confirmed by, and be subject to, the terms of a Award Agreement.

SECTION 8.	Deferred Stock Units

      (a) Administration. Deferred Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which Deferred Stock Units shall be awarded, the number of Deferred Stock Units to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture, the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b). The total number of shares of Common Stock that can be delivered under the Plan in connection with Awards of Restricted Stock, Deferred Stock Units, and Other Stock-Based Awards granted pursuant to Section 10, shall not exceed 610,000 during the term of the Plan. No more than 500,000 Deferred Stock Units that are Qualified Performance Based Awards may be granted to any Participant in any fiscal year of the Company.

      (b) Terms and Conditions. Deferred Stock Units Awards shall be subject to the following terms and conditions:

(i) The Committee may, prior to or at the time of the grant, designate Deferred Stock Units as Qualified Performance-Based Awards, in which event it shall condition the grant, vesting or settlement thereof upon the attainment of Performance Goals and may also condition the grant, vesting or settlement thereof upon the continued service of the Participant with the Company, its Subsidiaries or Affiliates. If the Committee does not designate Deferred Stock Units as Qualified Performance-Based Awards, it may nonetheless condition the grant, vesting or settlement thereof upon the attainment of Performance Goals and/or the continued service of the Participant with the Company, its Subsidiaries or Affiliates. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee shall not waive, in whole or in part, any Performance Goals or any restrictions applicable to a Deferred Stock Unit, except pursuant to Section 11 or in connection with the Participant’s Termination of Employment by reason of the Participant’s death, Disability, or Termination of Employment by the Company without Cause or by the Participant for Good Reason.

(ii) Subject to the terms of the Plan, any Award of Deferred Stock Units shall be subject to vesting during a restriction period (the “Restriction Period”) of at least three years following the date of grant, provided that an Award may vest in installments ratably over the course of the Restriction Period (except that, if vesting is based on Performance Goals, no part of the Award may vest before the first anniversary of the date of grant). In addition, continued service with the Company or any of its Subsidiaries or Affiliates through the vesting date or dates shall also be a condition to vesting, except pursuant to

Section 11 or in connection with the Participant’s Termination of Employment by reason of the Participant’s death, Disability, or Termination of Employment by the Company without Cause or by the Participant for Good Reason.

(iii) A Participant may elect to further defer receipt of cash or shares in settlement of Deferred Stock Units for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Deferred Stock Units in question.

(iv) At the expiration of the Award Cycle, the Committee shall evaluate the Company’s performance in light of any Performance Goals for such Award, and shall determine the number of Deferred Stock Units granted to the Participant which have been earned, and the Committee shall then cause to be delivered (A) a number of shares of Common Stock equal to the number of Deferred Stock Units determined by the Committee to have been earned, or (B) cash equal to the Fair Market Value of such number of shares of Common Stock, or (C) a combination of cash and shares of Common Stock equal to the Fair Market Value of the number of Deferred Stock Units determined by the Committee to have been earned, as the Committee shall elect (subject to any deferral pursuant to Section 8(b)(iii)).

(v) Each Award shall be confirmed by, and be subject to, the terms of a Award Agreement.

      (c) Deferred Stock Units for Non-Employee Directors. A Non-Employee Director may, at his or her option, elect not to receive 100% of his or her annual cash retainer for services as a director in exchange for an Award of Deferred Stock Units subject to the following terms. Any election under this Section 8(c) must be made in writing by the Non-Employee Director no later than October 31 of the year preceding the fiscal year to which the compensation relates. The number of shares of Common Stock underlying Deferred Stock Units awarded under this Section 8(c) will be equal to (i) the pre-tax dollar value of cash compensation the Non-Employee Director elects not to receive, divided by (ii) the Fair Market Value on the date of grant less a discount of 25%, provided, that, the benefit of such discount shall be forfeited by the Non-Employee Director, and the number of such underlying shares shall be adjusted downward accordingly, if the Non-Employee Director’s service on the Board terminates for any reason other than his or her death or Disability prior to the first anniversary of the date of grant.

SECTION 9.	Tax Offset Bonuses

      At the time an Award is made hereunder or at any time thereafter, the Committee may grant to the Participant receiving such Award the right to receive a cash payment in an amount specified by the Committee, to be paid at such time or times (if ever) as the Award results in compensation income to the Participant, for the purpose of assisting the Participant to pay the resulting taxes, all as determined by the Committee and on such other terms and conditions as the Committee shall determine.

SECTION 10.	Other Stock-Based Awards

      Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan. The total number of shares of Common Stock that can be delivered under the Plan in connection with Awards of Restricted Stock, Deferred Stock Units, and Other Stock-Based Awards granted pursuant to this Section 10, shall not exceed 610,000 during the term of the Plan. No more than 500,000 shares of Common Stock subject to Other Stock-Based Awards that are Qualified Performance Based Awards may be granted to any Participant in any fiscal year of the Company. In addition, any Other Stock-Based Award granted pursuant to this Section 10 must, subject to the other terms of the Plan, either (i) be subject to vesting during a restriction period (the “Restriction Period”) of at least three years following the date of grant, provided that such an Award may vest in installments ratably over the course of the Restriction Period (except that, if vesting is based on Performance Goals, no part of the Award may vest before the first anniversary of the date of grant) or (ii) be granted in lieu of cash compensation payable to the Participant.

SECTION 11.	Change in Control Provisions

      (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Award Agreement, in the event of a Change in Control:

(i) any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested;

(ii) the restrictions and deferral limitations applicable to any Restricted Stock outstanding as of the date such Change in Control shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable; and

(iii) all Deferred Stock Units outstanding as of the date such Change in Control shall be considered to be earned and payable in full, and any deferral or other restrictions shall lapse and such Deferred Stock Units shall be settled in cash as promptly as is practicable following the Change in Control.

      (b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 11(b); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 11(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the shares or assets of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      (c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 12.     Forfeiture of Awards

      Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, in the event of serious misconduct by a Participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Subsidiaries or Affiliates, or any Termination of Employment for Cause or in the event that a Participant incurs a Termination of Employment for Early Retirement and subsequently engages in full-time employment), or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliate, (a) cancel any outstanding Award granted to such Participant, in whole or in part, whether or not vested or deferred, or (b) following the exercise or payment of an Award within a period specified by the Committee, require such Participant to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the Participant if necessary to satisfy the repayment obligation. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliate shall be determined by the Committee in good faith and in its sole discretion. This Section 12 shall have no application following a Change in Control.

SECTION 13.	Prohibition on Repricing Stock Options Without Stockholder Approval

      Except for adjustments pursuant to Section 3(c), in no event may any Stock Option granted under this Plan (a) be amended to decrease the Exercise Price thereof, or cancelled (either immediately or after any period of time) in conjunction with the grant of any new Stock Option with a lower Exercise Price, whether or not such actions would be considered a “repricing” for accounting purposes, or (b) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Option, unless such amendment, cancellation or action under either of clauses (a) or (b) is duly approved by the stockholders of the Company in accordance with all applicable laws, regulations and stock exchange rules and listing standards.

SECTION 14.	Term; Replacement of Pre-Existing Plan; Amendment and Termination

      (a) The Plan will terminate on the tenth anniversary of the Effective Date. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

      (b) As of the Effective Date, the Plan amends and replaces the Pre-Existing Plan to the extent permitted by the terms of the Pre-Existing Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that (i) no material amendment or alteration shall be made without stockholder approval, (ii) no immaterial amendment or alteration, or any suspension, discontinuation or termination shall be made without stockholder approval, if such approval is required by law, regulation or applicable stock exchange rule, or if the Board deems such approval to be necessary or desirable to qualify for or comply with any tax, applicable law, stock exchange, accounting or regulatory requirement, and (iii) except as required by applicable law or stock exchange or accounting rules, no amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award, or shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. Notwithstanding anything to the contrary herein, the Committee or Board may amend or alter the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States.

SECTION 15.	Unfunded Status of Plan

      It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 16.	General Provisions

      (a) Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

      Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

(2) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

      (b) No Limit on Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

      (c) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

      (d) Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

      (e) Dividends. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

      (f) Death Beneficiaries. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised.

      (g) Subsidiary Employee. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled should revert to the Company.

      (h) Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

      (i) Nontransferability. Except as otherwise provided in Section 5(g), 6(b)(iii), 6(c)(v) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

      (j) Foreign Employees. In the event an Award is granted to an Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Eligible Individuals on assignments outside their home country.

      (k) Inclusion of Awards as Part of Mandatory Holdings. The Board or the Committee may establish policies or make such provisions as either deems necessary or appropriate relating to Awards or portions thereof that may be included as part of a Participant’s holdings for purposes of any stock ownership requirements implemented from time to time.

SECTION 17.	Effective Date of Plan

      This Plan, as amended, shall be effective as of the date of approval by the stockholders of the Company at their 2004 annual meeting.

FSC-PS-04

DETACH HERE	ZFSCC2

PROXY

Fairchild Semiconductor International, Inc.
82 Running Hill Road, South Portland, ME 04106

Proxy Solicited on Behalf of the Board of
Directors For the Annual Meeting of Stockholders on May 4, 2004

     The undersigned hereby appoints KIRK P. POND and DANIEL E. BOXER, or either of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Company’s executive offices, 82 Running Hill Road, South Portland, Maine, on Tuesday, May 4, 2004, at 9:30 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the notice of annual meeting of stockholders and proxy statement, dated March 31, 2004, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

     The nominees for election as directors are (01) Kirk P. Pond, (02) Joseph R. Martin, (03) Charles P. Carinalli, (04) Richard M. Cashin, Jr., (05) Charles M. Clough, (06) Robert F. Friel, (07) Thomas L. Magnanti, (08) Bryan R. Roub, (09) Paul C. Schorr IV, (10) Ronald W. Shelly, and (11) William N. Stout.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FAIRCHILD SEMICONDUCTOR
INTERNATIONAL, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZFSCC1

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND “FOR” ALL OTHER MATTERS IDENTIFIED BELOW.

1. Election of Directors.

Nominees:	(01) Kirk P. Pond, (02) Joseph R. Martin, (03) Charles P. Carinalli, (04) Richard M. Cashin, Jr., (05) Charles M. Clough,
(06) Robert F. Friel, (07) Thomas L. Magnanti,
(08) Bryan R. Roub, (09) Paul C. Schorr IV,
(10) Ronald W. Shelly, (11) William N. Stout	2. 3.	Proposal to amend and approve the Fairchild Semiconductor Stock Plan. Proposal to ratify the appointment of KPMG LLP as independent auditors for 2004.

____________________________ Withhold vote from the nominees that I/We have written on the above line, or cumulate votes as I/We have instructed on the above line.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT MARK HERE IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: _______________________ Date: ________________ Signature: _______________________ Date: ________________

2